As filed with the Securities and Exchange Commission on April 16, 2004

Registration No. 33-4711

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

POST-EFFECTIVE AMENDMENT NO. 18 TO THE
REGISTRATION STATEMENT ON FORM S-1 UNDER THE SECURITIES ACT OF 1933

(WITH S-3 INFORMATION ABOUT LINCOLN NATIONAL CORPORATION)

Lincoln National Corporation

(Exact name of registrant as specified in its charter)

Indiana
(State of Incorporation)

35-1140070
(IRS Employer Identification No.)

1500 Market Street, Suite 3900
Centre Square West Tower
Philadelphia, PA 19102
(215) 448-1400
(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan
(Exact name of registrant as specified in its charter)

Indiana
(State of Incorporation)

35-0472300
(IRS Employer Identification No.)

1300 South Clinton Street
Fort Wayne, IN 46802
(219) 455-2000
(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

Dennis L. Schoff
Centre Square West Tower
1500 Market Street, Suite 3900
Philadelphia, PA 19102
(215) 448-1411
(Name, address, including zip code and telephone number, including area code, of agent for service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, as amended, the Prospectus contained in this Registration Statement will also be used in connection with the securities registered pursuant to Registration Statements Nos. 2-91708 and 2-83029.

(LFG/Lincoln Life logo)

The Lincoln National Life Insurance Company
1300 South Clinton Street
Fort Wayne, Indiana 46802-3506
(260) 455-2000

This prospectus relates to 20,000,000 interests in the Lincoln National Life Insurance Company Agents Savings and Profit-Sharing Plan registered on an initial registration statement on April 30, 1986. It also relates to 3,200,000 shares of common stock of Lincoln National Corporation to be offered and sold to eligible agents and certain employees of the Lincoln National Life Insurance Company and certain of its affiliated entities under The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan, which we refer to as the “Plan.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock of Lincoln National Corporation are traded on the New York Stock Exchange under the symbol “LNC.” On April 13, 2004, the last sale price of the common stock on the New York Stock Exchange was $47.88 per share.

Each investment fund available to participants has its own investment goal and strategies for reaching that goal. The investment managers invest fund assets in a way they believe will help a fund achieve its goal. Investing in each fund involves risk, including possible loss of principal, and there is no guarantee that a fund will achieve its goal. An investment manager’s judgments about the markets, the economy, or companies may not anticipate actual market movements, economic conditions, or company performance, and these judgments may affect the return on a participant’s investment. Investments in any of these funds are not bank deposits and are not endorsed, insured, or guaranteed by the Federal Deposit Insurance Corporation (FDIC), any government agency, or bank.

No person is authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Lincoln National Corporation, any of its participating affiliates, or the Plan. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered herein in any jurisdiction, or to or from any person to whom it is unlawful to make or solicit such offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has or has not been any change in the information contained herein since the date hereof.

The date of this Prospectus is April __, 2004.

Lincoln National Corporation is subject to the informational requirements of the Securities and Exchange Act of 1934 and in accordance therewith files reports and other information with the SEC. Participants may inspect and copy such reports, proxy statements, and other information at the SEC’s Public Reference Room located at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549-1004. By mailing a request to the Public Reference Branch, Securities and Exchange Commission, Washington, D.C. 20549, participants may obtain copies of these materials, at prescribed rates. Our filings with the SEC are also available over the Internet at the SEC’s web site located at http://www.sec.gov. In addition, LNC will provide, without charge, to each participant, upon written or oral request, a copy of all information incorporated by reference into this prospectus, excluding unincorporated exhibits, but not delivered with it. Please contact C. Suzanne Womack, Secretary, Lincoln National Corporation, 1500 Market Street, Suite 3900, Centre Square West Tower, Philadelphia, PA 19102, (215) 448-1413, with such request.

GENERAL INFORMATION

The Lincoln National Life Insurance Company’s Board of Directors first adopted the Plan on May 11, 1978 for the benefit of our eligible participants and those of participating affiliates, sometimes referred to along with us in this prospectus as employers. However, as of the date of this prospectus, we are the only employer. The Plan became effective January 1, 1979.

The Plan enables eligible participants serving as independent contractors to us with a convenient and systematic method of saving. Under the Plan, there are twenty-four investment funds, one of which is the LNC Common Stock Fund (see Investment of Contributions). Wells Fargo Bank Minnesota, N.A., Minneapolis, Minnesota, is the trustee of the Plan (see Administration of the Plan-Trustee).

We are a subsidiary of Lincoln National Corporation, which we refer to as “LNC.” The principal executive office of LNC is located at 1500 Market Street, Suite 3900, Centre Square West Tower, Philadelphia, PA 19102. The telephone number is (877) 833-9208. LNC is an Indiana corporation and an insurance holding company that provides nationally, through its subsidiaries, basic life insurance, annuities, and other financial services.

Described below are the major features of the Plan, as amended. The statements contained in this prospectus concerning the Plan are brief summaries, qualified in their entirety by reference to the terms of the plan itself. Eligible participants and their beneficiaries may examine copies of the plan upon request at Lincoln National Corporation’s principal executive offices.

SUMMARY OF THE PLAN

PURPOSE

The purpose of the plan is to encourage and assist eligible participants in adopting a regular savings and investment program and to help provide additional security for their retirement.

ELIGIBILITY AND PARTICIPATION

The plan covers agents who are independent contractors classified by an employer as a full-time life insurance salesperson under the Federal Insurance Contributions Act and operating under a contract directly with us. This definition does not include any person who is a party to a subsidy or an advance agreement with us.

Upon hire and after receipt of the necessary documents, an eligible person may become a participant in the plan by calling Wells Fargo’s Benefit Helpline voice response system or accessing Wells Fargo’s web site and using their assigned personal identification number. The participant designates their rate of pre-tax contributions (minimum 1%), the manner in which Wells Fargo will invest their contributions, and a beneficiary to receive benefits under the plan in the event of the participant’s death. This enrollment also authorizes us to reduce a participant’s earnings for their contributions. Participation is effective the date the participant enrolls via the Benefits Helpline or Wells Fargo’s web site. Deductions begin with the first commission statement after we receive the participant’s enrollment data from Wells Fargo and process it by payroll. The Wells Fargo web site address is http://retirementplan.wellsfargo.com. The Benefits Helpline telephone number is (888) 245-9798.

Participation in the plan is voluntary and we make no recommendations as to whether any eligible agent or employee should or should not participate.

PARTICIPANT CONTRIBUTIONS

Participants may make pre-tax contributions, in whole multiples of 1%, at a rate of at least 1%, but not more than 25%, of their eligible earnings up to a maximum of $13,000 as adjusted periodically by the Internal Revenue Service. However, the percentage rate of pre-tax contributions for any highly compensated participant shall be within legal limits, currently 9%. The participant consents to this reduction of earnings by virtue of initiating enrollment through Wells Fargo and may change the rate of contributions on any payday.

ROLLOVER CONTRIBUTIONS

A person who is or may become a participant, in accordance with procedures established by LNC’s Benefits Committee, may make a rollover contribution to the plan, in the form and manner required by the plan and Internal Revenue Code.

SUSPENSION OF PARTICIPANT CONTRIBUTIONS

A participant may suspend contributions to the plan and may again begin contributing to the plan at any time.

COMPANY CONTRIBUTIONS

The maximum amount the LNL and/or LNC may contribute each plan year is $1.50 for every $1.00 invested, up to 6% of eligible earnings. Each pay period, LNL and/or LNC will invest the basic contribution of $.50 for every $1.00 invested in the plan by a participant, up to 6% of eligible earnings.

LNC may make a discretionary contribution of up to $1.00 for each plan year for every $1.00 invested, in addition to the basic contribution, up to 6% of eligible earnings each pay period at the direction of LNC’s Board of Directors who determine any discretionary contribution for each plan year based on their assessment of LNC’s performance.

LNC will make any discretionary contribution in a lump sum following LNC’s Board of Directors annual determination. To be eligible for this additional amount, the participant must be in service, with us or one of our participating affiliates, as a full-time life insurance salesperson on December 31 of the plan year for which the contribution is being made.

During the 2004 plan year we will begin using relative earnings per share (EPS) growth vs. our peer companies. Remember, EPS growth is defined as income from operations per diluted share. In the past, the discretionary 401(k) match has been based on EPS performance of LNC relative to our peer group. However, the number of peer group companies continues to decrease due to consolidations within our industry and with fewer companies to compare our performance against, the performance of one company can result in a significant swing in our relative standing — either positively or negatively. As a result, the current methodology is no longer an appropriate reflection or assessment of our performance.

We are still evaluating the methodology to be used for the discretionary company match for planners in light of its more complete review of planner compensation programs. At this time, we expect to continue to provide an opportunity for an additional discretionary company match in the 401(k) plan, but with criteria tied more closely to Lincoln Financial Advisors’ performance. Lincoln Financial Advisors expects to communicate more specifics regarding this match in the near future.

Participants terminated due to death, disability, or retirement before December 31 are also eligible for this discretionary contribution.

LIMITATIONS ON CONTRIBUTIONS

It may be necessary to amend the plan from time to time in order to establish and maintain its qualified status under the Internal Revenue Code. These amendments may cause prospective reductions to the participant’s and our contributions. We also reserve the right to amend or terminate the plan at any time, however, such termination will not affect already earned benefits. Currently, “highly compensated” agents (those earning at least $90,000 in 2003) as defined by the Internal Revenue Service) are limited to a contribution maximum of the lessor of 9% of eligible earnings or $13,000.

The plan along with other similar plans maintained by LNC and our participating affiliates, must meet specified nondiscrimination rules as established by the Internal Revenue Service. The Internal Revenue Service established these rules to assure that the plan does not favor higher paid participants. If the plan, separately or, our option, when combined with other plans maintained by LNC and its subsidiaries is not in compliance and does not meet the non-discrimination rules, adjustments may be necessary and may require that the plan administrator revoke or modify the participant’s election to make contributions.

If a participant exceeds the foregoing limits, then, in order to reduce the excess, the plan administrator will reduce the amount of our contributions for that year to the extent necessary to eliminate the excess. If additional adjustments are necessary, the plan administrator will then reduce the participant’s contributions for that year, to the extent necessary to eliminate the excess. The plan administrator will refund excess participant contributions and will hold our excess contributions in a suspense account to reduce the amount of our contributions under the plan due thereafter. If the plan administrator terminates the plan, it will allocate the excess amount pro rata to the other participants participating in the plan as of the date of plan termination.

Notwithstanding the foregoing, during any calendar year, the sum of the participant’s pre-tax contributions and our contributions may not exceed 100% of the participant’s earnings or $41,000. In addition, the maximum amount of compensation considered in determining benefits under the plan may not exceed $205,000 for 2004, and the participant’s pre-tax contributions may not exceed $13,000 for calendar year 2004. The figures for calendar year 2004 and thereafter may also change, depending upon certain cost-of-living adjustments.

INVESTMENT OF CONTRIBUTIONS

Wells Fargo will hold in trust all participant contributions under the plan and will invest all pre-tax basic company contributions and rollover contributions, if any, and earnings thereon in one or more of the following funds at the direction of the participant.

Stability of Principal Funds

Funds in this category will have conservative investment options seeking to hold the principal value of an investment so that it is stable or close to stable through all market conditions. These options may credit a stated rate of return or minimum periodic interest rate that may vary (“guaranteed account” or “money market account”). Dividend rates and income levels fluctuate with market conditions and are not guaranteed.

Guaranteed Fund (SA#99). The fund’s investment objective is to provide a competitive current interest rate that translates into the highest possible return with the lowest level of risk while also offering the protection of principal. The fund invests in high-quality government and corporate bonds and offers a monthly set interest rate with a guaranteed minimum rate of return, based on our claims-paying ability. This fund is a low risk investment. You may find the fund attractive if you are a conservative investor seeking more stable returns than typically seen in the stock market. Wells Fargo currently holds a group annuity contract, issued by us, which provides for contributions to one of our segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Delaware Investments.

Short Term (SA#14). The fund’s investment objective is to maximize interest earnings while maintaining principal and invests in high quality money market securities including commercial paper, bankers acceptances, certificates of deposit, loan participation and short-term U.S. government debt and short-term money market instruments that mature within one year from purchase date. This fund is a low risk investment. Although the fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the fund. Wells Fargo currently holds a group annuity contract, issued by us, which provides for contributions to one of our segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Delaware Investments.

Income Funds

Funds in this category seek income or growth of income by investing primarily in income-producing securities such as corporate bonds, mortgages, government bonds, foreign bonds, convertible bonds, and preferred stock. This investment objective fits the moderately conservative investor. These funds generally have a lower potential for capital growth and lower risk than growth-oriented funds.

Government/Corporate Bond (SA#12). The fund’s investment objective is to exceed the total return of the Lehman Brothers Aggregate Index and consists primarily of U.S. government and high-quality mortgage-backed corporate bonds. The fund may also invest in foreign bonds and high-yield bonds and may have high-yield bond holdings of up to 10%. Duration of the fund is targeted to the duration of the Lehman Brothers Aggregate Index and the managers take no duration bets. This is a moderate risk investment. Wells Fargo currently holds a group annuity contract, issued by us, which provides for contributions to one of our segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Delaware Investments.

High Yield Bond Fund (SA#20). The fund’s investment objective is to maximize long-term total return through a combination of current income and capital appreciation and invests in a well-diversified portfolio of below-investment-grade bonds with a debt rating of Baa3 by Moody’s or BBB- by Standard & Poor’s. This is a high-risk investment since the fund invests in lower-quality bonds and there is a higher chance that the issuer will not be able to repay the promised interest or principal. High yield bonds experience higher volatility and increased credit risk when compared to other fixed income investments and grade bonds give a higher rate of interest to pay the investor for the increased level of risk. After investment, the portfolio manager monitors the bond issuer’s performance and constantly evaluates the risk/reward characteristics of the securities. Wells Fargo currently holds a group annuity contract, issued by us, which provides for contributions to one of our segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Delaware Investments.

Growth and Income Funds

This category consists of funds that seek to “balance” growth of principal and current income by investing in stocks with potentially high dividends or a combination of stocks, bonds, and money market instruments. Such funds tend to be suitable for those who are comfortable assuming a moderate amount of risk. Managers allocate portfolio assets based on their determination of which investments offer the greatest return potential with the lowest risk. Some funds have fixed allocations and others allow managers full discretion.

Aggressive Balanced Fund (SA#32). The fund’s investment objective is to maximize long-term total return with an aggressive level of risk and consists of holdings in three different asset classes: stocks, bonds, and money market instruments; using a sophisticated asset allocation computer model to determine how much to direct to each asset class. This is a high-risk investment. The portfolio manager adjusts the percentage of assets in each asset class as changing market and economic conditions warrant. General policy includes a managed mix of stocks, bonds, and short-term investments. This account is managed with an aggressive style; with an emphasis in equity securities. Wells Fargo currently holds a group annuity contract, issued by us, which provides for contributions to one of our segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Delaware Investments.

Balanced Fund (SA#21). The fund’s investment objective is to maximize long-term total return with a moderate level of risk and consists of holdings in three different asset classes: stocks, bonds, and money market instruments; using a sophisticated asset allocation computer model to determine how much to direct to each asset class. This is a moderate-risk investment. The portfolio manager adjusts the percentage of assets in each asset class as changing market and economic conditions warrant. General policy includes a managed mix of stocks, bonds, and short-term investments. This account is managed with a moderate style with an emphasis in equity and fixed income securities. Wells Fargo currently holds a group annuity contract, issued by us, which provides for contributions to one of our segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Delaware Investments.

Conservative Balanced Fund (SA#30). The fund’s investment objective is to maximize long-term total earnings with a conservative level of risk and consists of holdings in three different asset classes: stocks, bonds, and money market instruments; using a sophisticated asset allocation computer model to determine how much to direct to each asset class. This is a moderate-risk investment. The portfolio manager adjusts the percentage of assets in each asset class as changing market and economic conditions warrant. General policy includes a managed mix of stocks, bonds, and short-term investments. This account is managed with a conservative style with an emphasis in fixed income securities. Wells Fargo currently holds a group annuity contract, issued by us, which provides for contributions to one of our segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Delaware Investments.

Core Equity Fund (SA#11). The fund’s investment objective is to pursue long-term capital appreciation and invests in a diversified portfolio of well-established companies with both growth and value characteristics; including large-sized U.S. companies (market capitalization’s greater then $5 billion), with some emphasis on medium-sized companies (market capitalization’s between $1 billion and $5 billion). The fund’s management style focuses on seeking growth companies at a reasonable price by blending a growth oriented management style, which seeks companies with earnings and/or revenues that are growing faster than the industry average; and a value oriented management style, which seeks companies within an industry with current stock prices that do not reflect the stocks’ perceived true worth. The companies sought typically have above average capitalization’s and earnings growth expectations and below average dividend yields. More specifically, the fund seeks to invest in companies believed to show growth potential that significantly exceeds the average expected growth rate of companies in the same industry; and are undervalued in the market relative to the companies’ industry peers. This is a conservative equity fund and has lower risk than investments in the more aggressive equity funds. Wells Fargo currently holds a group annuity contract, issued by us, which provides for contributions to one of our segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Delaware Investments.

Delaware Large Cap Value Fund (Formerly, the Delaware Growth and Income Fund) (SA#61). The fund purchases shares, exclusively, from the Delaware Large Cap Value Fund, a mutual fund of Delaware Investments. The fund’s investment objective is to seek high current income and capital appreciation and invests primarily in dividend-paying stocks of large, well-established companies believed to be undervalued with the potential to increase in price over time. Large-cap companies are those with a market capitalization over $10 billion; mid-cap $2-$10 billion; and small-cap less than $2 billion. The fund focuses primarily on value stocks (companies believed to be selling below their true worth), growth stocks (companies believed to be fairly valued by that are expected to continue growing), or a blend of both types of stocks. The portfolio manager considers valuation characteristics such as dividend yield, share repurchase activity, price-to-earnings ratio and cash flow; and evaluates many factors before investing in a company including financial strength, management and any developments affecting the security, the company or its industry. This is a conservative equity fund and not as risky as holdings in aggressive equity accounts. The operating expense associated with the underlying fund has been deducted from the rates of return. Wells Fargo currently holds a group annuity contract, issued by us, which provides for contributions to one of our segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Delaware Investments.

Scudder VIT Equity 500 Index Fund (SA#27). The fund’s investment objective is to replicate as closely as possible, before expenses, the total return of the Standard & Poor’s 500 Composite Stock Price Index, an index emphasizing large capitalization stocks. The fund will include the common stock of those companies included in the S&P 500, other than Bankers Trust New York Corp., selected on the basis of computer generated statistical data, deemed representative of the industry diversification of the entire S&P 500. The portfolio manager utilizes a “passive” or “indexing” investment approach and attempts to replicate the investment performance of the S&P 500 through statistical procedures with a two-stage sampling approach. Stage one maintains the large cap stock holdings at or near their benchmark weights and stage two analyzes and selects smaller stocks using risk characteristics and industry weights in order to match the sector and risk characteristics of the smaller companies in the S&P 500. The portfolio manager attempts, over time, to allocate the fund’s investment among common stocks in approximately the same proportions as they are represented in the S&P 500; beginning with the heaviest weighted stocks that make up a larger portion of the Index’s value. This is a conservative equity account, but less volatile than an aggressive equity fund. The operating expense associated with the underlying fund has been deducted from the rates of return. Wells Fargo currently holds a group annuity contract, issued by us, which provides for contributions to one of our segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Scudder Investments.

Value Equity Fund (SA#28). The fund’s investment objective is maximum long-term total return and invests in large company stocks of conservative companies that are leaders in their industries. The average market capitalization of the stocks in the portfolio exceeds $5 billion. The portfolio manager seeks to purchase these stocks when they are selling at a low price relative to the value of the company. To reduce risk, the portfolio manager avoids purchases in stocks expected to experience drastic up and down movements, or that have high expectations for growth factored into the stock portfolio. The account achieves its income from both above average dividends and an increase in stock prices. This is a conservative stock account. Wells Fargo currently holds a group annuity contract, issued by us, which provides for contributions to one of our segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Wells Capital Management.

Growth Funds

This category consists of funds that invest for growth. Such funds tend to be suitable for the moderately aggressive investor. Because they invest in larger, more established/developed companies and/or countries, growth funds generally tend to have lower risk and return than more aggressive stock funds.

Fidelity® VIP Contrafund Fund (SA#35). The fund purchases shares from the Fidelity® VIP Contrafund Portfolio (service class), a mutual fund of Fidelity Management & Research Co. The fund’s investment objective is to seek capital appreciation by investing in shares of companies whose value, the portfolio manager believes, is not fully recognized by the market. It invests in common stock and securities convertible into common stock, but it has the flexibility to invest in other types of securities as well. The fund may invest in companies: (1) experiencing positive fundamental change such as a new management team or product launch; significant cost-cutting initiative(s); and/or a merger, acquisition, or reduction in industry capacity that should lead to improved pricing; (2) whose earnings potentially have increased or are expected to increase more than generally perceived; (3) that have enjoyed recent market popularity but which appear to have temporarily fallen out of favor for reasons considered non-recurring or short term; (4) and/or that are undervalued in relation to securities of other companies in the same industry. Wells Fargo currently holds a group annuity contract, issued by us, which provides for contributions to one of our segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Fidelity Management & Research Co.

Fidelity VIP Overseas Fund (SA#59). The fund purchases shares from the Fidelity® VIP Contrafund Portfolio (service class), a mutual fund of Fidelity Management & Research Co. The fund’s investment objective is to seek long-term growth of capital by investing mainly in foreign securities and normally invests at least 65% of total assets in foreign securities and primarily in common stocks. The fund allocates investments across countries and regions considering the size of the market in each country and region relative to the size of the international market as a whole; using a fundamental analysis of each issuer’s financial condition and industry position and market and economic conditions to select investments. The risks associated with investing on a worldwide basis include differences in regulation of financial data and reporting, currency exchange differences, as well as economic and political systems that may be different from those in the United States. The operating expense associated with the underlying fund has been deducted from the rates of return. This fund is an aggressive equity account that is a high-risk investment due to changes in the exchange rates between U.S. dollars and foreign currencies and other variables associated with international investing. Wells Fargo currently holds a group annuity contract, issued by the Lincoln National Life Insurance Company, which provides for contributions to one of the Lincoln National Life Insurance Company’s segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Fidelity Management & Research Co.

International Equity Fund (SA#22). The fund’s investment objective is to seek a total return from capital appreciation and dividend income and invests primarily dividend-paying common stocks of non-United States companies. Before buying any stock, the fund’s management looks at the stock’s current dividend and future dividend growth. This projected dividend stream is then discounted to its present value and adjusted for projected local inflation. The fund’s management estimates the “true” value of a stock based on these projections. Stocks selling below this estimated “true” value become candidates for the fund, since they are believed to offer income and appreciated potential. The portfolio manager considers the value of each country’s currency, political situation, and accounting standards to identify factors that may increase or decrease individual stock values. The risks associated with investing on a worldwide basis include differences in regulation of financial data and reporting, currency exchange differences, as well as economic and political systems that may be different from those in the United States. This fund is an aggressive equity account that is a high-risk investment in non-U.S. stocks involving the same type of risk as in domestic aggressive equity stocks but bears an additional risk factor because of changes in the exchange rates between U.S. dollars and foreign currencies and other variables associated with international investing. Wells Fargo currently holds a group annuity contract, issued by the Lincoln National Life Insurance Company, which provides for contributions to one of the Lincoln National Life Insurance Company’s segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Delaware Investments.

Janus Aspen Series Growth Fund (SA#70). The fund purchases shares from the Janus Aspen Series Growth Portfolio a mutual fund of Janus Capital Group. The fund’s investment objective is to seek long-term growth of capital in a manner consistent with the preservation of capital and invests in common stocks selected for their growth potential from companies of any size but generally invests in larger, more established issuers. The fund also may invest in lower-rated fixed-income securities and convertible bonds. The additional risk over that associated with other common stock funds may result in greater returns. The operating expense associated with the underlying fund has been deducted from the rates of return. Wells Fargo currently holds a group annuity contract, issued by the Lincoln National Life Insurance Company, which provides for contributions to one of the Lincoln National Life Insurance Company’s segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Janus Capital Group.

Janus Aspen Series Worldwide Growth Fund (SA#34). The fund purchases shares from the Janus Worldwide Growth Portfolio, a mutual fund of Janus Capital Group. The fund seeks long-term growth of capital and invests primarily in common stocks of foreign and domestic companies, normally in issues from at least five different countries, including the United States. At times, however, the fund manager may choose to invest in fewer than five countries or even in a single country. The fund has the flexibility to invest on a worldwide basis in companies and other organizations of any size, regardless of country or place of principal business activity. The percentage of common stocks also will vary and this fund sometimes may hold substantial positions in cash equivalents or interest-bearing securities. The risks associated with investing on a worldwide basis include differences in regulation of financial data and reporting, currency exchange differences, as well as economic and political systems that may be different from those in the United States. Wells Fargo currently holds a group annuity contract, issued by the Lincoln National Life Insurance Company, which provides for contributions to one of the Lincoln National Life

Insurance Company’s segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Janus Capital Group.

Large Capitalization Equity Fund (SA#23). The objective of the fund is maximum long-term total return and it invests in stocks of large companies that have the potential to grow 50% within 18 months from the date of purchase. Large capitalization stocks are the issues of major corporations whose total outstanding stock market values exceed $1 billion. The fund manager looks for companies that are undergoing the following types of changes, which generally result in growth opportunities: a rapid increase in earnings, a corporate turnaround, a positive change in the organization of the company, or an improvement in their particular industry. The additional risk over that associated with other common stock funds may result in greater returns. Wells Fargo currently holds a group annuity contract, issued by us, which provides for contributions to one of our segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Delaware Investments.

Neuberger Berman AMT Regency Fund (SA#38). The fund purchases shares from the Neuberger Berman AMT Regency Portfolio, a mutual fund of Neuberger Berman Mutual Funds. The fund’s investment objective is to seek growth of capital by investing mainly in common stocks of mid-capitalization companies and invests in common stocks of established mid-to-large capitalization companies. Specifically the fund looks for well-managed companies whose stock prices are undervalued. Factors in identifying these firms may include: strong fundamentals, such as company’s financial, operational and competitive positions; consistent cash flow; and a sound earnings record through all phases of the market cycle. The management may also look for other characteristics in a company, such as a strong position relative to competitors, a high level of stock ownership among management and a recent sharp decline in stock price that appears to be the result of a short-term market over-reaction to negative news. This fund involves greater risk than large-cap stocks. The operating expense associated with the underlying fund has been deducted from the rates of return. Wells Fargo currently holds a group annuity contract, issued by the Lincoln National Life Insurance Company, which provides for contributions to one of the Lincoln National Life Insurance Company’s segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Neuberger Berman Mutual Funds.

Social Awareness Fund (SA#33). The fund purchases shares from the Lincoln National Social Awareness Fund, a mutual fund of Delaware Investments. The fund’s investment objective is to seek growth of capital and long-term return by investments in companies committed to human needs and invests in common stocks of established, growing, and profitable companies. This fund is a conscientious vehicle that combines performance with social responsibility and purchases common stocks of companies with attractively priced, consistent earnings growth. This fund will not knowingly purchase or hold securities of companies that: (1) harm or are likely to harm the natural environment; (2) produce nuclear power, design or build nuclear power plants or make equipment for producing nuclear power; (3) make or contract for military weapons; (4) engage in the liquor, tobacco or gambling industries; or (5) engage in the use of animals to test their products when developing new cosmetic and personal care products. The operating expense associated with the underlying fund has been deducted from the rates of return. Because this fund avoids investing in companies that do not meet socially responsible criteria, its exposure to certain industry sectors may be greater or less than similar funds or market indexes. Wells Fargo currently holds a group annuity contract, issued by the Lincoln National Life Insurance Company, which provides for contributions to one of the Lincoln National Life Insurance Company’s segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Delaware Investments.

Aggressive Growth Funds

Funds in this category seek capital appreciation by investing in stocks of small and medium-sized companies within the United States or emerging market countries. Generally, these companies and/or countries are striving to be leaders in developing new products or markets and have above average earnings growth potential. Because these companies and/or countries face greater business risk, investments in these funds generally exhibit much higher risk and return potential than other domestic equity funds or developed international/global funds.

Lincoln National Corporation Common Stock Fund. The fund invests, exclusively, in shares of common stock of LNC. This is a non-diversified fund since it invests in the stock of a single issuer and therefore is a riskier investment than a fund that invests in a diversified pool of stocks of companies with similar characteristics as this fund. The fund manager is Wells Fargo Bank. The fund is an Employee Stock Ownership Plan, providing participants the option to receive their fund dividends in cash or to reinvest them.

The dividend payment option for all participants who invest in the fund is automatically set to reinvest fund dividends; no action is required if participants wish to continue to reinvest dividends. Participants who choose to receive future fund dividends in cash should note that cash distributions of dividends can only come from their vested accounts. The dividend payment election does not apply to participants who do not invest in the fund.

Dividends received in cash are taxable income and are not subject to the 10% excise penalty normally applied to a withdrawal. Participants who elect to receive fund dividends in cash must receive 100% of their dividends and will receive a Form 1099DIV at year-end, to be reported with their W-2 information. Wells Fargo will pay dividends to participants via check.

Participants who currently invest in the fund, and would like to receive dividends in cash, can change their dividend payment option by visiting the Wells Fargo web site at: http://retirementplan.wellsfargo.com and selecting Dividend Elections. View or Change Investments, then Future Contributions. The dividend payment election link will appear on the following page. Participants may change their election, as often as they wish but only the last election on file before the deadline for the applicable quarter is valid. Participants may also change their dividend election by calling Wells Fargo at 888-245-9798. Changes made by 3 p.m. Central Standard Time on the last business day before dividends are paid will be applied to the dividends payable on February 1, May 1, August 1, and November 1.

Participants should be aware that choosing to receive their dividends in cash would result in a lower account value upon retirement, due to fewer assets in the plan and diminished ability to leverage the power of pre-tax compounding of earnings.

The Scudder VIT Small Cap Index Account (SA #36). The fund purchases shares from the Scudder VIT Small Cap Index Fund, a mutual fund of Deutsche Asset Management. The fund’s investment objective is to replicate as closely as possible, the total return of the Russell 2000 Small Stock Index, an index consisting of 2000 small-capitalization common stocks. The fund invests for growth and does not seek income as a primary objective. In general, it invests in at least 80% of its assets in the same securities included in the Russell 2000. The fund includes the common stock of those companies included in the Russell 2000 selected on the basis of computer-generated statistical data, that are deemed representative of the industry diversification of the entire Russell 2000. The fund provides an alternative to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment and uses a “passive” or “indexing” investment approach and attempts to replicate the investment performance of the Russell 2000 through statistical procedures. This account is riskier than investments in large or mid-size companies. The risks associated with investing on a worldwide basis include differences in regulation of financial data and reporting, currency exchange differences, as well as economic and political systems that may be different from those in the United States. Investing in emerging markets can be riskier than investing in well-established foreign markets. International investing involves special risks not found in domestic investing; including increased political, social, and economic instability. The operating expense associated with the underlying fund has been deducted from the rates of return. Small-cap stocks may be subject to a higher degree of risk than more established companies’ securities. The illiquidity of the small-cap market may adversely affect the value of these investments so that shares, when redeemed, may be worth more or less than their original cost. Wells Fargo currently holds a group annuity contract, issued by the Lincoln National Life Insurance Company, which provides for contributions to one of the Lincoln National Life Insurance Company’s segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Scudder Investments.

Medium Capitalization Equity Fund (SA#17). The objective of the fund is maximum long-term total return and the fund purchases stocks of medium-sized companies that have strong financial characteristics. The fund manager looks for companies that are profitable, have high return on equity, high reinvestment rates and have a low price relative to earnings growth. This is a high risk aggressive equity fund and is riskier than investments in large, established companies, because the stock of medium-size companies may not be as well known and may experience more sudden fluctuations. Wells Fargo currently holds a group annuity contract, issued by the Lincoln National Life Insurance Company, which provides for contributions to one of the Lincoln National Life Insurance Company’s segregated investment accounts with the same investment objectives as those of this fund. The fund manager is T. Rowe Price Associates, Inc.

Neuberger Berman Mid Cap Growth Fund (SA#37). The fund purchases shares from the AMT Mid-Cap Growth Portfolio, managed by NB Management and Neuberger Berman, LLC. The fund primarily, either directly or indirectly, invests in common stocks of mid-cap companies. The objective of the fund is to seek capital appreciation. The fund invests in a diversified portfolio of common stocks believed by the portfolio manager to have the maximum potential to offer comparatively attractive long-term returns. Normally this fund invests primarily in the common stocks of mid-cap companies. Although this fund will invest primarily in the common stocks of mid-cap companies, investments may be made in the securities of larger, widely traded companies as well as smaller, less well-known companies. At times, markets may favor the relative safety of large-cap securities and the greater growth potential of smaller cap securities over mid-cap securities and considers, among other factors, an issuer’s financial strength, competitive position, above average growth of earnings and a stock price that is reasonable in light of its growth rate. Wells Fargo currently holds a group annuity contract, issued by the Lincoln National Life Insurance Company, which provides for contributions to one of the Lincoln National Life Insurance Company’s segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Neuberger Berman Management Inc.

Small Capitalization Equity Fund (SA#24). The objective of the fund is to seek long-term capital appreciation. The fund purchases stocks of small companies having the potential to grow rapidly and produce superior returns. Small cap companies generally are those between $200 million and $2 billion in market capitalization. The fund manager looks for stocks of companies that it expects to benefit from trends within the economy, the political arena, and society at large. This Fund is an aggressive equity account that has higher risk than investments in large- and medium-sized companies. The additional risk over that associated with other common stock funds may result in greater returns. Small-cap stocks may be subject to a higher degree of risk than more established companies’ securities. The illiquidity of the small-cap market may adversely affect the value of these investments so that shares, when redeemed, may be worth more or less than their original cost. Wells Fargo currently holds a group annuity contract, issued by the Lincoln National Life Insurance Company, which provides for contributions to one of the Lincoln National Life Insurance Company’s segregated investment accounts with the same investment objectives as those of this fund. The fund manager is Delaware Investments.

Depending on their investment needs and objectives, participants may concentrate or diversify the investment of deposits in the funds listed above. Wells Fargo will deem any direction by a participant for the investment of deposits a continuing direction until changed by the participant; automatically invests a participant’s deposits in the Short Term Fund if no investment direction is in effect; invests the basic Company contribution in the same funds chosen by the participant for their pre-tax contributions; and invests all discretionary Company contributions declared, and earnings thereon, in the Lincoln National Corporation Common Stock Fund.

Distributions will generally be in cash or, in the case of the Lincoln National Corporation Common Stock Fund, the participant may elect either distribution in shares or in cash. The named fiduciary reserves the right to direct Wells Fargo to make distributions of assets of the trust in kind (see Distributions).

A participant may terminate their election to invest in a particular fund or change investment selection for their future deposits. In addition, a participant may transfer part or all of the current fund balances, including non-matured Company contributions at any time to another fund or funds, subject to any limitations imposed by a particular fund. Non-matured Company contributions have been in the Plan for less than 24 months after the last contribution for the applicable Plan Year. Any such terminations, changes, or transfers permitted by this paragraph will be effective the date the transaction is done via the Benefits Helpline or web site. In the event market conditions restrict the ability of the trustee to comply with transfer requests, transfer amounts will be pro-rated per each participant making a transfer request. This will be based on the total value of the amounts being requested for transfer.

The trustee will invest amounts contributed to the plan as soon as reasonably possible after receipt, and in accordance with the participant’s directions and the provisions of the plan. Assets acquired under the plan are purchased primarily in the open market. In addition to purchasing common stock of Lincoln National Corporation on the open market, the trustee may from time to time purchase authorized and unissued shares directly from Lincoln National Corporation, or purchase outstanding shares directly from its shareholders. Under the terms of the plan, certain fees, commissions, and other expenses are charged to the plan.

COMPARATIVE PERFORMANCE OF INVESTMENT FUNDS

The election of investment funds is the sole responsibility of the participant. The following table sets forth the annualized yield earned on investments in the investment funds in the plan; assuming the reinvestment of dividends and interest, respectively. The yield information given here is measured by overall performance of each Fund as if the investments were held for the entire Plan Year. All rates of return represent past performance and are not necessarily indicative of future performance. Investment return and principal value will fluctuate and may be worth more or less than the original cost. This table has been prepared to assist participants in making their investment designations under the plan. However, the value of this information is limited, and participants should consult a qualified investment adviser before making their designations. Investment management fees and contract fees have not been deducted. If these charges were included, the performance would be reduced. All rates are time-weighted and include reinvestment of income. These performance figures reflect the historical performance of the funds before, and since, the inception date into this product.

Investment Fund	Annualized Returns as of December 31, 2003
	1 Year	3 Years	5 Years	10 Years	Since Inception

LNC Common Stock	32.9%	1.83%	5.46%	13.36%	16.06%
Guaranteed Short Term[1]	4.38%	5.46%	5.756%	3.461%	6.65%
Government/Corporate Bond	9.14%	9.42%	7.28%	7.37%	10.40%
High Yield Bond[23]	29.43%	9.41%	6.53%	8.13%	9.39%
Conservative Balanced[3]	12.41%	5.27%	5.08%	N/A	7.82%
Balanced	21.63%	1.01%	3.29%	8.29%	10.31%
Aggressive Balanced[4]	25.41%	0.58%	2.82%	N/A	8.79%
Delaware Large Cap Value Fund,[14]	27.63%	(3.20%)	(1.43%)	N/A	5.58%
Value Equity[6]	27.22%	(0.39%)	(1.90%)	8.01%	8.18%
Core Equity	30.18%	(3.04%)	(0.21%)	10.19%	12.60%
Deutsche VIT Equity 500 Index[7,14]	27.92%	(4.43%)	(0.94%)	N/A	3.64%
Fidelity VIP Contrafund[8,14]	28.30%	0.62%	3.36%	N/A	13.83%
Fidelity VIP Overseas [14,15]	42.91%	(3.56%)	0.57%	4.90%	5.96%
Neuberger Berman AMT Regency[9,14]	35.94%	N/A	N/A	N/A	8.61%
Social Awareness[14,16]	31.62%	(2.47%)	(0.37%)	11.59%	12.57%
Large Capitalization Equity[14]	24.39%	(11.29%)	(3.83%)	8.13%	12.66%
International Equity[14,15]	43.30%	6.05%	6.89%	6.75%	12.22%
Janus Aspen Series Growth[10,14]	31.40%	(10.19%)	(2.46%)	8.66%	8.75%
Janus Aspen Series Worldwide Growth[11,15]	23.95%	10.50%	(0.13%)	10.06%	11.62%
Neuberger Berman Mid-Cap Growth[12,14]	28.03%	(11.96%)	(0.58%)	N/A	7.75%
Medium Capitalization Equity	33.31%	(14.20%)	(2.07%)	6.30%	11.85%
Deutsche VIT Small Cap Index[13,14,17]	46.35%	5.87%	6.52%%	N/A	5.49%
Small Capitalization Equity[14,17]	35.94%	(2.58%)	8.51%	9.98%	12.40%

1	An investment in the Short Term Fund is not insured or guaranteed by the FDIC or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Fund.
2	High yield bonds experience higher volatility and increased credit risk when compared to other fixed income investments.
3	The Conservative Balanced Fund commenced operations on August 1, 1994.
4	The Aggressive Balanced Fund commenced operations on August 1, 1994.
5	The Delaware Large Cap Value Fund commenced operations on June 4, 1996.
6	The Value Equity Fund commenced operations on August 2, 1993.
7	The Deutsche VIT Equity 500 Index Fund commenced operations on October 1, 1997
8	The Fidelity VIP Contrafund Fund commenced operations on January 3, 1995.
9	The Neuberger Berman AMT Regency Fund commenced operations on August 22, 2001.
10	The Janus Aspen Series Growth Fund commenced operations on September 13, 1993.
11	The Janus Aspen Series Worldwide Growth Fund commenced operations on September 13, 1993.
12	The Neuberger Berman Mid-Cap Growth Fund commenced operations on November 3, 1997.
13	The Deutsche VIT Small Cap Index Fund commenced operations on August 25, 1997.
14	The operating expense associated with the underlying fund has been deducted from the rates of return.
15	The risks associated with investing on a worldwide basis include differences in regulation of financial data and reporting, currency exchange differences, as well as economic and political systems that may be different from those in the United States.
16	Because this fund avoids investing in companies that do not meet socially responsible criteria, its exposure to certain industry sectors may be greater or less than similar funds or market indexes.
17	Small-cap stocks may be subject to a higher degree of risk than more established companies’ securities. The illiquidity of the small-cap market may adversely affect the value of these investments so that shares, when redeemed, may be worth more or less than their original cost.

RISK FACTORS

Because of fluctuations in the stock market that are generally inherent in common stock investing, investment in equity (stock) funds is generally more risky than investment in bond funds or the Short Term or Guaranteed Funds.

INVESTING IN FOREIGN SECURITIES. Investments in foreign securities involve risks that are different in some respects from investments in securities of U.S. issuers, such as the risk of fluctuations in the value of the currencies in which they are denominated; the risk of adverse political and economic developments; and with respect to certain countries, the possibility of expropriation, nationalization, or confiscatory taxation, or of limitations on the removal of funds or other assets of the particular fund in question. Securities of such foreign countries are less liquid and more volatile than securities of comparable domestic companies. There may be less publicly available information about foreign issuers than domestic issuers, and foreign issuers generally are not subject to the uniform accounting, auditing and financial reporting standards, practices and requirements applicable to domestic issuers. Delays may be encountered in settling securities transactions in certain foreign markets, and the fund in question will incur costs in converting foreign currencies into U.S. dollars. Custody charges are generally higher for foreign securities. Special currency-hedging strategies may also be necessary as the relationship of the foreign issuers’ currency to the U.S. dollar changes.

HIGH-YIELD/HIGH RISK BONDS. Lower-rated bonds involve a higher degree of credit risk (the risk that the issuer will not make interest or principal payments when due). In case of an unanticipated default, the fund in question would experience a reduction in its income, and could expect a decline in the market value of the securities so affected. During an economic downturn or substantial period of rising interest rates, highly leveraged issuers may experience financial stress, which would adversely affect their ability to service their principal and interest payment obligations, to meet projected business goals, and to obtain additional financing. The market prices for lower-grade securities are generally less sensitive to interest rate changes than are the prices for higher-rated investments, but they are more sensitive to adverse economic or political changes or, in the case of corporate issuers, to individual corporate developments. Periods of economic or political uncertainty and change can be expected to result in volatility of prices of these securities. Since the last major economic recession, there has been a substantial increase in the use of high-yield debt securities to fund highly leveraged corporate acquisitions and restructurings, so past experience with high-yield securities in a prolonged economic downturn may not provide an accurate indication of future performance during such periods. Lower-rated securities may also have less liquid markets than higher-rated securities, and their liquidity as well as their value may be negatively affected by adverse economic conditions. Adverse publicity and investor perceptions, as well as new or proposed laws, may also have a negative impact on the market for high-yield/high-risk bonds. Finally, unrated debt securities including sovereign debt of foreign governments may also be deemed high-risk securities by the fund in question.

VALUATION OF INVESTMENTS

Securities authorized for investment under the plan will be valued each day the New York Stock Exchange is open based on: the closing price on an exchange on which such securities are listed, the average bid quotations for such securities, quotations from other sources deemed by the plan administrator to be reliable as fairly reflecting the market price or redemption price of the securities, the value as reported by an insurance company with respect to a segregated investment account in which the plan invests, or the average sale or purchase price of the securities when the trustee is required to sell or purchase securities on the open market to comply with the requests of participants.

The valuation date for loans, withdrawals and transfers is the date the participant’s request, via the Benefits Helpline, is received and confirmed, as long as the call is prior to 3 p.m. Central Time on a business day (otherwise the next business day). The valuation date for all other distributions will be no later than the second business day after receipt of the correctly completed distribution form. The valuation date for new agent contributions, Company contributions and loan repayments is the date on or following a payday on which these monies are received by the trustee for investment.

EXPENSES OF THE PLAN

Certain expenses relating to the plan are charged against the investments in the individual account. Auditing fees and trustee fees are charged to all the funds. Asset management fees are charged to each fund except the LNC Common Stock Fund and Guaranteed Fund. Expenses per participant vary, based on the investment fund selected. More specific information about these fees is available upon request.

VESTING

A participant is fully vested in their pre-tax contributions under the plan at all times.

Company contributions vest based upon years of service:

Years of Service	Percent Vested
1	0%
2	50%
3 or more	100%

A “year of service” means any calendar year in which the participant is a full-time life insurance salesperson either in the service of the Lincoln National Life Insurance Company or in the service of one of its affiliates on the last day of that Plan Year.

ACCOUNTS

The trustee will establish and maintain a separate account for each participant. A pre-tax contribution account will be created for each participating person to hold the portion of a participant’s interest in the plan that is attributable to their pre-tax contributions. An after-tax contribution account will also be maintained for each participant who had an interest in the plan attributable to their after-tax contributions before 1989. One of the Company’s contribution accounts will be created for each participating person to hold the portion of his interest in the plan which is attributable to Company contributions made on that participant’s behalf, including one account for Company contributions that have been in the plan for at least 24 months after the last contribution for the Plan Year was made, and a second account for Company contributions in the plan less than 24 months after the last contribution for the Plan Year was made. A rollover account will be created to hold qualified rollover contributions, if any, accepted into the plan.

Shortly after the end of each Plan Year, the trustee will furnish each participant a current statement of their accounts in the plan. This statement will indicate the amount of investments purchased during the Plan Year with that participant’s contributions and Company contributions, the amount, if any, of cash credits to that participant’s accounts and a statement of the assets currently being held by the trustee for that participant. Within nine months after the end of each Plan Year, the plan administrator will furnish each participating person a summary annual report. See Participants’ Rights under ERISA. Appropriate adjustments resulting from stock dividends, stock splits and similar changes will be made in participant’s accounts invested in the LNC Common Stock Fund.

WITHDRAWALS

A participant may withdraw money from their account, however, the rules for withdrawing money differ for withdrawals from different accounts.

A participant may withdraw the entire balance of their after-tax account for any completed Plan Year subject to any limitation applicable to the fund in which such contribution is invested. A participant may elect to withdraw all or a portion of their matured Company contribution account, subject to any limitation of the investment fund in which is it invested and further subject to the following limitations:

1) the minimum amount a participant can withdraw is $500;

2) if the amount in the matured Company contribution account is less than $500, the participant must withdraw the entire amount; and

3) the participant cannot make withdrawals if the Plan is terminated or if a notice of Plan termination has been issued.

If a participant has been in the Plan for less than five years, the participant may withdraw matured Company contributions, but may not withdraw non-matured Company contributions. Matured Company contributions have been in the Plan for at least 24 months after the last contribution for the applicable Plan Year. Non-matured Company contributions have been in the Plan for less than 24 months after the last contribution for the applicable Plan Year. If the participant has been in the Plan for five or more years, the participant may withdraw matured or non-matured Company contributions.

A participant may withdraw all or a portion of the rollover account, subject to any withdrawal limitations which apply to the fund in which the account is invested and further subject to the following limitations:

1) the minimum withdrawal is $500;

2) amounts attributable to Company contributions which were rolled over to the plan as the result of a spin-off or merger of the participant’s prior plan in the account may not be withdrawn for two years from the date of the rollover; and

3) the participant cannot make withdrawals if the plan is terminated or if a notice of plan termination has been issued.

If a participant has no balance in their after-tax contribution account, or their matured Company contribution account, and they have attained age 59-1/2, they may make a full withdrawal or partial withdrawals from their pre-tax contribution account, subject to the following conditions:

1) each must be for a minimum of $500; and

2) the maximum available for withdrawal will be reduced, under a formula provided in the plan, if the participant has outstanding loan balances with the plan at the time he requests withdrawal.

If a participant has no balance in their after-tax contribution account, matured Company contribution account or rollover account and has not attained age 59-1/2, then it may be possible for that participant to withdraw amounts greater than or equal to $500 which the participant contributed, not including earnings on such amounts from the pre-tax contribution account for a hardship. Only the following four situations are currently designated by Internal Revenue Service regulations to be hardship situations:

1) existence of non-reimbursable medical expenses;

2) tuition and related educational fees (including room and board) for post-secondary education for the participant or the participant’s dependents;

3) purchase (excluding mortgage payments) of a primary residence; and

4) imminent foreclosure of or eviction from the participant’s primary residence.

Such a withdrawal must be demonstrably necessary due to a participant’s immediate and heavy financial need and the withdrawal cannot exceed the exact amount required to meet the hardship. (However, the withdrawal may include an amount necessary to pay any taxes and penalties associated with the withdrawal.) In order to be deemed to meet the immediate and heavy financial need requirement, the participant must fulfill the following conditions:

1) the participant must have obtained all distributions other than hardship distributions, and all non-taxable loans currently available under all plans the Company maintains;

2) the participant may not make any contributions to the pre-tax contribution account or to any other pension, profit- sharing or deferred compensation plan for 6 months from the date of receipt of the hardship withdrawal; and

3) the amount which may be contributed to the pre-tax contribution account during the calendar year after the year in which the hardship withdrawal is received is reduced by the amount contributed by the participant in the year of the hardship withdrawal.

Subject to the foregoing discussion, a withdrawal will be made upon the written request of the participant delivered to the plan administrator. At the election of the participant, the trustee will deliver to the participant the securities and cash in the applicable account, or a total cash distribution, based upon the current market value or any applicable current redemption value of the securities in the account as of the date of withdrawal. See Fractional Shares for settlement of fractional share interests in LNC Common Stock.

PARTICIPANT LOANS

A participant may, subject to the consent of the plan administrator, obtain a loan from the plan. The amount that the participant may borrow is determined as follows:

1. The participant may borrow up to fifty percent (50%) of the participant’s vested account balance and is further limited to a maximum loan in any event of $50,000. A participant may have two outstanding loans at one time, as long as the combined amounts do not exceed the maximums stated above.

2. There is a $50 loan origination fee charged by Wells Fargo, the plan record keeper.

3. If the participant has had any loans during the prior 12 months from any qualified plan maintained by Lincoln National Corporation, the $50,000 maximum loan referred to in (1) above will be further reduced by the total of the highest outstanding loan balances for the previous 12-month period.

4. The requested loan amount will first be taken out of the participant’s pre-tax account. If there is not a sufficient amount in the pre-tax account, the remaining amount will be taken out of the participant’s after-tax account, rollover account, matured Company contribution account, and non-matured Company contributions account, in that order. The loan amount will come out of the funds in which the participant invests on a pro-rata basis.

5. The loan will be repaid through payroll deduction over a period of from one to 60 months and for interest at the then prevailing rate for loans of a similar nature (from one to 240 months if the loan is used to acquire a principal residence of the participant, as defined by Section 267(c)(4) of the Code the payroll deduction period is from one to 240 months.

6. The loan is subject to withdrawal restrictions applicable to the funds in which the pre-tax contribution account, the matured company contribution account, the non-matured Company contributions account, and the rollover account are invested.

7. In the event that a participant has an outstanding loan balance when their pre-tax contribution account is paid to them or their beneficiary because of disability, termination, retirement, or attainment of age 59-1/2, the loan balance (including accrued interest) will be deducted from the amount otherwise payable. If the participant or beneficiary defers their distribution to a later date, they must pay the outstanding loan balance within 90 days of termination/retirement.

8. The loan repayment will be invested in the same manner as the participant’s current investment allocations. If the participant is not currently contributing, the participant may indicate the investment allocation for the repayment of the loan. The Lincoln National Corporation Benefits Committee can adopt written loan procedures that may impose other terms and conditions. These are available upon request from Lincoln National Corporation Human Resources.

9. The Lincoln National Corporation Benefits Committee can adopt written loan procedures, which may impose other terms and conditions. These are available upon request from Lincoln National Corporation Human Resources.

LUMP SUM DISTRIBUTIONS

VESTED AMOUNTS

Distribution of the pre-tax contribution account is not made until termination of service or attainment of age 70-1/2 (see below). Amounts in the non-matured Company contribution account are transferred to the matured Company contribution account after the date on which these contributions have been in the plan for two years.

A participant who has invested in funds other than the LNC Stock Fund will generally not receive the underlying investment at distribution; subject, however, to the plan administrator directing the trustee to make an in-kind distribution. Instead, the trustee will distribute in cash the value of the participant’s proportionate share of the fund in which his contributions have been invested. Distributions from the LNC Stock Fund are, at the election of the participant, in cash or in kind. (See Fractional Shares for treatment of fractional share interest in LNC Common Stock.) The amount in a participant’s pre-tax contribution account will only be distributed upon a participant’s death, disability, retirement, or termination of service with the Company and all of its affiliates.

DEATH, DISABILITY, RETIREMENT OR TERMINATION, OF SERVICE

A participant (or his beneficiary or legal representative in the event of his death) will be entitled to the full value of the participant’s pre-tax contribution, Company contribution, and after-tax contribution Accounts upon the date of his termination of service by reason of death, disability or retirement (Termination Date). Such amount shall be paid in a lump sum, in accordance with the following rules:

A distribution for an amount of $5,000 or less will be paid in a lump sum. No deferral of this distribution is available. If the participant does not indicate the desired form of distribution of his LNC Common Stock Fund, this distribution will be made in cash.

DISTRIBUTION AT RETIREMENT

The participant is entitled to the full value of all contributions credited to his account (including any non-vested Company contributions) upon retirement. Retirement is termination of the full-time contract at age 60 or older. If the participant retires before age 70-1/2, he may elect to defer the distribution to no later than the April 1 following attainment of age 70-1/2.

DISTRIBUTION AT DISABILITY

If a participant has been totally disabled for at least two years, or becomes totally disabled and the disability is expected to last for more than two years or result in death, the participant may request a distribution at any time.

DISTRIBUTION AT DEATH

The participant’s spouse, if married, or the participant’s beneficiary, if single, will be entitled to any remaining account balance attributable to the participant’s contributions and Company contributions (including non-vested portions) upon the participant’s death.

DISTRIBUTION AT TERMINATION

If a participant’s contract is terminated (other than for retirement, disability or death) and the participant is not employed with any LNC affiliate, or the participant does not take a corporate contract, the participant will be entitled to the value of his pre-tax contributions, any after-tax contributions, and any vested Company contributions. Non-vested Company contributions and earnings thereon are forfeited. If the participant terminates before age 70-1/2 and the account value is greater than $5,000, the participant may elect to defer distribution until not later than the April 1 following attainment of age 70-1/2. If the participant does not return a form making a selection and the account value is greater than $5,000, the distribution will be automatically deferred until the April 1 following the participant’s attaining age 70-1/2, unless the participant sends written notice prior to that time indicating his wish to initiate the distribution.

PERIODIC PAYMENTS OF DISTRIBUTIONS

AT RETIREMENT

As an alternative to taking a lump sum distribution when the participant retires, the participant may leave the account value in the Plan and make periodic withdrawals. These withdrawals are limited to one per calendar year and must be at least the greater of $5,000, or 20% of the account value. If the participant has a balance in his or her account when he or she reaches age 70-1/2, this balance will be automatically distributed to the participant on the April 1 following attainment of age 70-1/2. (NOTE: If there is an outstanding loan balance at the time of retirement, the participant must repay the entire amount before making periodic withdrawals from the distribution amount.)

AT DISABILITY

If the participant becomes eligible for a distribution from the Plan, he or she may, as an alternative to taking a lump sum distribution, make periodic withdrawals. These withdrawals are limited to one per calendar year and must be at least the greater of $5,000, or 20% of the participant’s account value. (NOTE: If there is an outstanding loan balance at the time of retirement, the participant must repay the entire amount before making periodic withdrawals from the distribution amount.)

AT DEATH

As an alternative to the participant’s beneficiary taking a lump sum distribution of the participant’s account at the time of the participant’s death, the beneficiary may leave the distribution in the Plan for up to five years and make periodic annual withdrawals during this five-year period. These withdrawals are limited to one per calendar year and must be at least the greater of $5,000, or 20% of the participant’s account value in the name of such beneficiary. For example, if the account value is $10,000 on the date of the participant’s death, and the Participant has designated two beneficiaries, they must take an immediate distribution.

In the event that a Participant forfeits amounts in their Company Contribution Account and such Participant does not incur a 5-year-break-in-service, such forfeited amount shall be recredited to their Company Contribution Account upon their return to service as an agent or employee of the Company, LNC, or an Affiliate, and shall vest in accordance with the Plan’s vesting schedule. A 5-year-break-in-service is a period of five consecutive Plan Years, beginning with the Plan Year in which the Participant terminates, during which the Participant is not a full-time life insurance salesman under the Internal Revenue Code of 1986, as amended, a general agent, or an employee of Company, LNC or an Affiliate on the last day of each Plan Year. For the purposes of determining a break-in-service, any Plan Year in which a participant is absent from work on the last day of the Plan Year on account of pregnancy of the Participant; the birth of a child of the Participant; the placement of a child with the Participant in connection with the adoption of that child by that Participant; or the care of a child for a period beginning immediately after a child’s birth or placement because of the preceding three reasons, and the Participant is a full-time life insurance salesman under the Federal Income Contributions Act, a general agent, or an employee of the Company, Related Company or Affiliate on the last day of the Plan Year following the Plan Year in which the Participant’s termination occurs, shall not be counted in determining the break-in-service. If a Participant is no longer a full-time life insurance salesperson and becomes an employee of the Company or of an Affiliate, no further contributions will be made on behalf of that Participant and the securities and cash in his Company Contribution Account will continue to vest.

FRACTIONAL SHARES

Interests in fractional shares of LNC Common Stock will not be subject to distribution or withdrawal. Rather, fractional share interests in LNC Common Stock will be paid in cash on the basis of the market value of such security, as of the valuation date immediately preceding the date of distribution, termination of service or withdrawal, as may be applicable.

COMPANY CONTRIBUTION ACCOUNT

AUTOMATIC CREDITING OF ACCOUNT BALANCES

Two years after the “matching” (additional) contribution has been made for a Plan Year, the then value of a Participant’s non-matured Company Contribution Account from that given year shall be automatically credited to the Matured Company Contribution Account.

WITHDRAWALS FROM THE COMPANY CONTRIBUTION ACCOUNT

Subject to certain restrictions, a Participant may from time to time withdraw all or any part of the assets in his Matured Company Contribution Account. (See Withdrawals.)

INVESTMENT OF CONTRIBUTIONS

The Trustee will administer the Matured Company Contribution Account assets in a manner similar to that applicable to the other accounts until the Participant’s Termination Date (see Investment of Contributions).

BENEFICIARY DESIGNATION

Each Participant may designate on an appropriate form filed with Wells Fargo, a beneficiary or beneficiaries to whom, in the event of the Participant’s death, any securities and cash to which the Participant is entitled under the Plan will be payable. A beneficiary designation may be changed or cancelled by a Participant from time to time by filing an appropriate form with Wells Fargo. If the Participant was married on the date of his death, his surviving spouse shall be deemed to be his Beneficiary, unless that surviving spouse has consented (in the manner required by the Code) by writing filed with Wells Fargo in such form as it may require, to the otherwise effective Beneficiary designation by the

Participant. If no Beneficiary designated by the Participant survives to receive payment of benefits because of the death of the Participant, then payment shall be made to the Participant’s surviving spouse, if any, or, if none, to the estate of the Participant.

ASSIGNMENT

No right or interest of any Participant or beneficiary in the Plan is assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, without limitation, execution, levy, garnishment, attachment, pledge, or bankruptcy, except in connection with a loan from the Plan to a participant, or as provided under the terms of a qualified domestic relations order (“QDRO”) (as defined in 414(p) of the Code) as determined by the Plan Administrator. The LNC Benefits Committee shall adopt QDRO procedures that shall be available upon request from the Lincoln National Corporation Human Resources.

AMENDMENT OR TERMINATION

By action of its Board of Directors, the Company may terminate or amend the Plan or suspend the operation of any provision of the Plan, provided, however, that:

1. No amendment shall be made which will result in the recovery by the Company of any part of its contribution to the Plan, except under limited circumstances as may be provided under the trust agreement and permitted under the Code;

2. Any amendment that affects the rights and duties of the Trustee may be made only with the consent of the Trustee;

3. No amendment of the Plan shall affect the rights of a Participant as to the continuance of vesting of such securities and cash attributable to Company contributions or earnings thereon;

4. Upon the termination or suspension of the Plan, the rights of all Participants to the amounts credited to their account as of the date of such termination or suspension shall be no forfeitable.

ADMINISTRATION OF THE PLAN

TRUSTEE

The Company, acting by its Board of Directors, has the authority to appoint one or more individuals or corporations to act as Trustee. The Trustee is responsible for the custody, investment, and distribution of plan assets. No specific bond is furnished by the Trustee concerning custody of plan assets.

The Trustee, Wells Fargo Bank Minnesota, N.A., 510 Marquette Avenue, Suite 500, Minneapolis, MN 55402-1118 (NBIN), is a major banking facility used in processing monies received by the Company and its affiliates and is the principal bank through which the Company and its affiliates make payments to policyholders and others. As of April 1, 2004, the Company, along with its affiliates, owned no outstanding common stock of the Trustee. The Trustee, in its capacity as trustee for various corporations and individuals, may own shares of LNC Common Stock for its beneficiaries.

The Trustee serves pursuant to the terms of a written trust agreement. This agreement is available for inspection by plan participants. The Company may discharge or remove the Trustee and appoint a successor Trustee upon 30 days written notice to the Trustee; provided, however, that such successor is a banking institution legally qualified to serve as a Trustee. In case of discharge or removal, the Trustee agrees to transfer the Trust assets to its named successor, and upon such transfer, the Trustee will be discharged and relieved of its duties. In the event of discontinuance of the plan, the Trust Agreement may be discontinued by action of the Company's Board of Directors; provided, however, that until all assets of the trust have been distributed, the Trustee will have all the rights and powers given to it by the Trust Agreement.

PLAN ADMINISTRATOR

The LNC Benefits Committee (the “Committee”) is the Plan Administrator and Named Fiduciary. Members of the Committee are appointed by the Chief Executive Officer of LNC. A listing of current members appears below. Members of the Committee are named fiduciaries, as that term is defined by ERISA, and, as such, have the authority to control and manage the operation and administration of the plan. Members of the Committee receive no compensation from the Plan. The Committee’s responsibilities include enforcing the Plan in accordance with its terms; determining all questions arising under the Plan (including determinations of eligibility and of benefits payable); and directing payments of benefits. In aid of its responsibilities, the Committee is empowered to adopt regulations and procedures necessary for the proper and efficient administration of the Plan.

A Committee member may resign by giving 10 days written notice to the Company, and to the other Committee members. The Company may remove a member at any time by giving advanced written notice to the member, to the Company, and to the other Committee members.

MEMBERS OF THE LINCOLN NATIONAL CORPORATION BENEFITS COMMITTEE

Name	Committee Title	Title
Stephen Dover	Chairman	Vice President, Corporate Benefits, LNC
George E. Davis	Member	Senior Vice President, LNC
Leone D. Perks	Member	Vice President, Benefits & Compensation, Delaware Investments
Christopher Delello	Member	Assistant Vice President, Lincoln Financial Advisers

The business address of Mr. Davis is Centre Square West Tower, 1500 Market Street, Suite 3900, Philadelphia, PA 19107; the business address of Mr. Dover and Ms. Perks is 2005 Market Street, Commerce One, 30th Floor, Philadelphia, PA 19103; and the address of Mr. Delello is 350 Church Street, Hartford, Connecticut 06103.

VOTING OF SHARES

Voting rights with respect to all securities held by the Plan will be exercised by the Trustee or by a proxy solicited by the Trustee.

FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the federal income tax effects of participation in the plan based on provisions of the Code and applicable regulations in effect as of the date of this Prospectus. The actual tax consequences for any individual will depend on his or her circumstances. EACH PARTICIPANT SHOULD CONSULT A QUALIFIED TAX ADVISER TO DETERMINE THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO HIS OR HER INDIVIDUAL CIRCUMSTANCES.

The Plan is a qualified employee benefit plan under Section 401(a) of the Code. Company contributions to the plan are deductible by the Company under Section 404(a) of the Code. Participants will not be subject to Federal Income Tax on Company contributions, on their contributions, or on income of the trust except to the extent they receive distribution or withdrawals from the Plan. Participants will not be taxed on loans from the Plan made in accordance with Federal Tax requirements if they are repaid in accordance with their terms. Participant’s Pre-Tax contributions will, however, be subject to social security taxes and federal unemployment taxes. Income of the trust is exempt from federal income tax.

The Code limits Pre-Tax contributions to $13,000 for the 2004 tax year (subject to cost-of-living adjustments). The Code also requires that the sum of Pre-Tax contributions, Company contributions, plus all After-Tax contributions may not exceed 100% of compensation or $41,000 (also subject to certain cost of living adjustments).

Amounts received by a Participant upon withdrawal before termination of service will be taxable as ordinary income to the extent that the amounts received exceed the amount of that Participant’s After-Tax contributions made before January 1, 1987 and not previously received (Net Unrecovered Contributions). Once the amount of After-Tax contributions made before January 1, 1987, is deemed to have been recovered, subsequent distributions will be taxed as pro-rata distributions of After-Tax contributions and earnings thereon. If the Participant receives LNC Common Stock, the fair market value of the stock on the date of distribution over its basis (Net Unrealized Appreciation) attributable to that Participant’s After-Tax contributions will not be taxed at the time of distribution (unless the Participant elects to be taxed at that time, under procedures to be prescribed by the IRS).

In general, a distribution under the Plan upon a Participant’s retirement, disability, death, or other separation from service is taxable as ordinary income to the extent that it exceeds the amount of the Participant’s Net Unrecovered Contributions and Net Unrealized Appreciation attributed to the Participant’s After-Tax contributions (unless the Participant elects to be taxed on this latter amount). However, if distribution of all amounts to the Participant’s credit under the Plan is received within one taxable year in a lump sum distribution as defined in Section 402(e) of the Code and the Participant does not rollover all or a part of the lump sum distribution, the Participant will be taxed as follows:

The Net Unrecovered Contributions are not taxable to the Participant; and the total Net Unrealized Appreciation in LNC Common Stock received is not taxable to the Participant in the year of distribution unless elected otherwise by the Participant.

The remaining amount is taxable to the Participant as ordinary income (and may be eligible for a special income averaging method of taxation for individuals who attained age 50 before January 1, 1986).

A Participant may also be eligible to make a tax-free rollover of a distribution of the Participant’s Accounts; the rollover can be “direct” or “indirect.” In general, the amount that may be rolled over is the taxable portion of the distribution. If less than 100% of the balance of the Participant’s Accounts is distributed, any subsequent distribution will not be eligible for the special lump sum distribution rules described above. The rollover may be made to an individual retirement account or annuity or to another qualified plan. Indirect Rollovers must be made within 60 days of receipt of the distribution and are subject to other rules. The Code provisions for required distributions from the Plan have been modified and no longer require distributions to commence by April 1 of the calendar year after a Participant attains age 70-1/2, if the Participant has retired. Distributions before death, disability, or age 59-1/2 are subject to a penalty tax of 10% of the taxable amount distributed unless certain exceptions are applicable.

For purposes of taxation on the subsequent sale or disposition of any LNC Common Stock received by an Participant in a distribution, the Participant’s basis in the stock will be equal to the sum of the amount of the distribution that is required to be included as income by the Participant in the year of distribution plus the amount, if any, of the distribution of the LNC Common Stock attributable to the Participant’s After-Tax contributions (plus any other amount of the distribution of LNC Common Stock on which the Participant was taxed at his election at the time of distribution). Upon the sale or other taxable disposition of the LNC Common Stock acquired from the Plan as a lump sum distribution as defined in Section 402(e) of the Code, any gain up to the amount of the Net Unrealized Appreciation which was not taxed at the time of distribution shall be treated as long-term capital gain. Any additional gain on LNC Common Stock acquired in a lump sum distribution will be treated as long-term or short-term capital gain, depending on the combined holding period of the Plan and the Seller. All gain on LNC Common Stock acquired from the Plan other than a lump sum distribution will be treated as long-term or short-term capital gain, depending on the Seller’s holding period.

If a Participant dies, generally, the amount that is not exempt from federal income tax will be taxable to the beneficiary under the same rules, which are applicable to distributions to the Participant. A beneficiary who is the surviving spouse of the Participant may be eligible to make a tax-free rollover of a distribution under the same rules applicable to rollovers by Participants. Other beneficiaries may not make rollovers.

TAX AND WITHHOLDING

Under the Unemployment Compensation Amendments of 1992 (UCA), twenty percent (20%) income tax withholding may apply to eligible rollover distributions. All taxable distributions from the Plan are eligible rollover distributions, except (1) annuities paid out over life or life expectancy, (2) installments paid for a period spanning ten (10) years or more, (3) required minimum distributions, and (4) hardship withdrawals. The UCA imposes mandatory twenty percent (20%) income tax withholding on any eligible rollover distribution that a Participant does not elect to have paid in a direct rollover to another qualified plan, or individual retirement account. In the event, a distribution is comprised of LNC Common Stock, LNC Common Stock is not required to be sold to satisfy income tax withholding requirements.

EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

The Plan is subject to many of the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Principal among these are ERISA requirements regarding reporting and disclosure to government agencies and participants, fiduciary responsibility and transactions with parties-in-interest. The Plan is a profit-sharing plan and is, therefore, not subject to the funding standards of Title I of ERISA. The Plan is an individual account plan, and is, therefore, not covered by the plan termination insurance program of Title IV of ERISA, which is administered by the Pension Benefit Guaranty Corporation.

The Plan is intended to comply with Section 404(c) of ERISA. Under 404(c), the individual is responsible for the selection of investments. Investment information is periodically provided so that the individual has the opportunity to exercise meaningful, independent control over the assets in his or her account. Plan fiduciaries of a 404(c) plan are not liable for plan losses that are the direct result of the individual’s investment instructions.

More information, including a description of the annual operating expenses of each investment fund, copies of financial reports for each fund, and copies of the confidentiality procedures, is available at a nominal charge. Ann Madden, Benefits Analyst, Pension and Savings Plan Administration (260) 455-3025, or Human Resources, 6C-07, P.O. Box 7837, Fort Wayne, Indiana 46801.

PARTICIPANTS’ RIGHTS UNDER ERISA

Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:

Examine, without charge, at the Plan Administrator’s office and at other locations, all Plan documents including copies of all documents filed by the Plan Administrator with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

In addition to creating rights for plan participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. The persons who operate the Plan, called fiduciaries, have a duty to do so prudently and in the interest of plan participants, and beneficiaries. Fiduciaries who violate ERISA may be removed and required to repay losses they have caused the Plan.

No one, including a Company, a union, or any other person, may fire or otherwise discriminate against a Participant in any way to prevent him from obtaining a Plan benefit or exercising any rights under ERISA. If a claim for Plan benefits is denied in whole or in part, a written explanation of the reason for the denial must be provided to the claimant. The claimant has the right to have the Plan Administrator review and reconsider a claim. Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests materials from the Plan Administrator and does not receive them within 30 days, he may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $110 a day until the materials are provided, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, he may sue in a state or federal court. If the plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting any of his rights, the Participant may seek assistance from the U.S. Department of Labor, or may sue in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person he has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the claim is frivolous. If a Participant has any questions about the Plan, he should contact the Plan Administrator. If a Participant has any questions about this statement or about his rights under ERISA, he should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

PARTICIPATION INTERESTS ARE SECURITIES

Persons participating in the plan acquire an interest in the plan assets held and administered by the trustee. This interest is itself a security and its acquisition entails the risk of loss as well as the possibility of gain. The character and extent of the participant’s interest in the plan assets and his rights and options in relation thereto are discussed in detail beginning on page 4 of this prospectus. Before deciding to participate, participants should carefully consider and assess the risks and opportunities in view of their individual situation.

FINANCIAL STATEMENTS

The Statements of Net Assets Available for Plan Benefits as of December 31, 2003 and 2002, and the related Statements of Changes in Net Assets Available for Plan Benefits for each of the three years in the period ended December 31, 2003, and the report of Ernst & Young LLP, independent auditors, thereon, appear elsewhere herein, and in the Registration Statement.

LINCOLN NATIONAL CORPORATION COMMON STOCK

The Plan enables Participants to acquire shares of LNC Common Stock. LNC is authorized to issue 800,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. LNC currently has a Series of Preferred Stock: $3.00 Cumulative Convertible Preferred Stock, Series A (Series A Preferred Stock). A portion of the shares of Common Stock is authorized for quotation on the New York, Chicago, and Pacific Stock Exchanges. A portion of the shares of Series A Preferred Stock is authorized for quotation on the New York and Chicago Stock Exchanges.

On March 15, 2004, the following number of shares were issued and outstanding: Common Stock: 179,052,359 and Series A Preferred Stock: 17,746.

The following brief summary contains certain information regarding the LNC Common Stock and does not purport to be complete, but is qualified in its entirety by reference to the LNC Articles of Incorporation, The Indiana General Corporation Act, and the LNC By-Laws. The Articles of Incorporation of LNC contain provisions relating to the size, classification and removal of directors, and to the fair pricing of LNC stock, which could have the effect of delaying, deferring, or preventing a hostile or unsolicited attempt to gain control of LNC.

DIVIDEND RIGHTS

Holders of Common Stock are entitled to dividends when and as declared by the Board of Directors out of funds legally available for the payment of dividends after dividends accrued on all preferred or special classes of shares entitled to preferential dividends have been paid, or declared and set apart for payment.

VOTING RIGHTS

Each shareholder of LNC Common Stock has the right to one vote for each share of LNC Common Stock standing in his name on the books of LNC on each matter submitted to a vote at any meeting of the shareholders. The vote of holders of at least three-fourths of the outstanding shares of LNC Common Stock is necessary to approve (i) the sale, lease, exchange, mortgage, pledge or other disposition of the shares of LNC Common Stock and (ii) the removal of any or all members of LNC’s Board of Directors.

LIQUIDATION RIGHTS

On any liquidation or dissolution of LNC the holders of LNC Common Stock are entitled to share ratably in such assets of LNC as remain after due payment or provision for payment of the debts and other liabilities of LNC including amounts to which the holders of preferred or special classes of shares may be entitled.

PRE-EMPTIVE RIGHTS

Holders of LNC Common Stock have no pre-emptive right to subscribe for or purchase additional issues of shares or any treasury shares of LNC Common Stock.

ASSESSMENT

The LNC Common Stock issued and outstanding is fully paid and non-assessable, and the LNC Common Stock when issued upon conversion of the Series A, E, and F Preferred Stock will be fully paid and non-assessable.

MODIFICATION OF RIGHTS

The rights of holders of LNC Common Stock are subject to the preference granted to the holders of the Series A Preferred Stock and any additional preferred stock of LNC. Holders of Series A Preferred Stock have the right to vote, upon the basis of one vote per share, together with the holders of LNC Common Stock, upon matters submitted to shareholders; and, to vote as a class, to elect two directors at the next annual meeting of shareholders if six or more quarterly dividends on the Series A Preferred Stock shall be in default.

OTHER PROVISIONS

The common stock has no conversion rights or cumulative voting rights for the election of directors. There are no restrictions on the repurchase or redemption of shares of the common stock from funds legally available therefore. Boston EquiServe acts as Transfer Agent and Registrar for the common stock.

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS

The Company by-laws and those of Lincoln National Corporation, pursuant to authority contained in the Indiana Business Corporation Law and the Indiana Insurance Law Codes, respectively, provide for the indemnification of the officers, directors, employees, and agents against reasonable expenses incurred by them in connection with the defense of any action, suit, or proceeding to which they are made or threatened to be made parties except with respect to matters as to which they are adjudged liable for negligence or misconduct in the performance of duties to their respective corporations. We may and Lincoln National Corporation may reimburse such officers, directors, and employees for reasonable costs of settlement of any such action, suit, or proceeding. In the case of directors, a determination as to whether indemnification or reimbursement is proper shall be made by a majority of the disinterested directors or a committee thereof or by special legal counsel. In the case of individuals who are not directors, such determination shall be made by the chief executive officer of the respective corporation or, if he so directs, in the manner it would be made if the individual were a director of the corporation.

Such indemnification may apply to claims arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us or Lincoln National Corporation pursuant to the foregoing provisions, we have and Lincoln National Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and therefore unenforceable.

EXPERTS

The financial statements of The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement. In addition, the consolidated financial statements and schedules of Lincoln National Corporation, appearing in Lincoln National Corporation's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The financial statements and schedules referred to above are included or incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

LEGAL OPINION

Certain matters with respect to the common stock of Lincoln National Corporation to which this prospectus relates were passed upon for Lincoln National Corporation by John L. Steinkamp, Esquire, Vice President and Associate General Counsel of Lincoln National Corporation, Centre Square West Tower, 1500 Market Street, Suite 3900, Philadelphia, PA 19102. Certain matters with respect to the interests in the plan to which this prospectus relates were passed upon for the plan by Elizabeth A. Frederick, Esquire, Senior Vice President and General Counsel of The Lincoln National Life Insurance Company, 1300 South Clinton Street, Fort Wayne, Indiana 46802-3506.

INCORPORATION OF ADDITIONAL DOCUMENTS BY REFERENCE

Lincoln National Corporation hereby incorporates the following documents by reference into this prospectus:

•  Annual report on Form 10-K for the fiscal year ended December 31, 2003;

•  Current report on Form 8-K filed with the SEC on March 29, 2004; and

•  a description of the common stock of Lincoln National Corporation contained in a Form 10 filed by Lincoln National Corporation with the
   SEC on April 28, 1969.

All documents filed by Lincoln National Corporation or the plan with the Securities and Exchange Commission pursuant to Sections 13, 14, and 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this prospectus and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

FORM S-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Reference is hereby made to Item 14 of Form S-3, “Other Expenses of Issuance and Distribution.”

Item 14. Indemnification of Directors and Officers

Pursuant to Indiana law (IND. CODE ANN. Sec. 23-1-37-1 et seq. (Burns, 1994)), as amended from time to time, and to the respective by-laws of LNC and the Company, present and former directors, officers, or employees of LNC and the Company will be indemnified by their respective corporations against liability incurred in their capacities as directors, officers, or employees, or arising from their status as such.

Further, as permitted by IND. CODE ANN. Sec. 23-1-37-14 (Burns 1994), as amended from time to time, and the by-laws, LNC and LNL have purchased insurance designed to protect and indemnify their officers, directors, and employees in the event they are required to pay any amounts arising from certain civil claims, including claims under the Securities Act of 1933, which might be made against them by reason of any actual or alleged act, error, omission, misstatement, misleading statement, neglect or breach of duty while acting in their respective capacities as directors, officers, employees or agents of the Company.

Item 15. Recent Sales of Unregistered Securities

Not Applicable.

Item 16. Exhibits and Financial Statement Schedules

a) The exhibits furnished with this Registration Statement are listed on page II-5.

b) All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions, are inapplicable, or the required information has been included in the financial statements, and therefore has been omitted.

Item 17. Undertakings

(a) The undersigned registrant undertakes — (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Form S-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below are estimates of all additional expenses incurred or to be incurred by the Issuer paid in calendar year 2003, in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commission.

Registration fees	$-0-
Printing and engraving	1,000
Legal fees	-0-
Accounting fees	31,900
State blue sky fees and expenses	-0-
Miscellaneous	-0-
TOTAL	$32,100

The Registrant paid in 2003 an annual premium of approximately $3,500,000 (for itself and all subsidiaries) in respect of directors’ and officers’ liability insurance, which would cover, among other things, certain claims made against its directors and officers including claims arising under the Securities Act of 1933, as amended.

Item 15. Indemnification of Directors and Officers

Pursuant to Indiana law (IND. CODE ANN. Sec. 23-1-37-1 et seq. (Burns 1994)), as amended from time to time and to the respective By-Laws of LNC and the Company, present and former directors, officers, or employees of LNC and the Company will be indemnified by their respective corporations against liability incurred in their capacities as directors, officers, or employees, or arising from their status as such.

Further, as permitted by IND. CODE ANN. Sec. 23-1-37-14 (Burns 1994) as amended from time to time, and the By-Laws, LNC and LNL have purchased insurance designed to protect and indemnify their officers, directors, or employees in the event they are required to pay any amounts arising from certain civil claims, including claims under the Securities Act of 1933, which might be made against them by reason of any actual or alleged act, error, omission, misstatement, misleading statement, neglect or breach of duty while acting in their respective capacities as directors, officers, employees or agents of the Company.

Item 16. Exhibits

The exhibits furnished with this Registration Statement are listed on page II-5.

Item 17. Undertakings

(a) The undersigned registrant undertakes — (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES-REGISTRANT

Lincoln National Corporation (“Registrant”) — Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on April 16, 2004.

LINCOLN NATIONAL CORPORATION

/S/ JON A. BOSCIA
Jon A. Boscia
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/JON A. BOSCIA	Chairman, Chief Executive Officer, and Director
(Jon A. Boscia)	(Principal Executive Officer)	April 16, 2004

/S/CASEY J. TRUMBLE
(Casey J. Trumble)	Second Vice President & (Principal Accounting Officer)	April 16, 2004

/S/RICHARD C. VAUGHAN
(Richard C. Vaughan)	Executive Vice President (Principal Financial Officer)	April 16, 2004

/S/ WILLIAM J. AVERY
(William J. Avery)	Director	April 16, 2004

/S/J. PATRICK BARRETT
(J. Patrick Barrett)	Director	April 16, 2004

/S/*
(Thomas D. Bell, Jr.)	Director	April 16, 2004

/S/JENNE K. BRITELL
(Jenne K. Britell)	Director	April 16, 2004

/S/ JOHN G. DROSDICK
(John G. Drosdick)	Director	April 16, 2004

/S/ ERIC G. JOHNSON
(Eric G. Johnson)	Director	April 16, 2004

/S/**
(M. Leanne Lachman)	Director	April 16, 2004

/s/MICHAEL F. MEE
(Michael F. Mee)	Director	April 16, 2004

/S/**
(John M. Pietruski)	Director	April 16, 2004

/S/RON J. PONDER
(Ronald J. Ponder)	Director	April 16, 2004

/S/*
(Jill S. Ruckelshaus)	Director	April 16, 2004

/S/GLENN F. TILTON
Glenn F. Tilton	Director	April 16, 2004

*/S/JOHN L. STEINKAMP
John L. Steinkamp pursuant to a Power of Attorney filed with the original Registration Statement, effective April 30, 1986.

**/S/JOHN L. STEINKAMP
John L. Steinkamp pursuant to a Power of Attorney Statement, filed with Post-Effective Amendment No. 5 to the registration statement, effective April 30, 1991.

SIGNATURES-PLAN

The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan (“Plan”). Pursuant to the requirements of the Securities Act of 1933, the Plan certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on April 16, 2004.

THE LINCOLN NATIONAL LIFE
INSURANCE COMPANY AGENTS’
SAVINGS AND PROFIT-SHARING PLAN

By:/s/ George E. Davis
George E. Davis, Chairman, Lincoln National
Corporation Benefits Committee

INDEX TO EXHIBITS

Exhibit No. 23 Description

Consent of Ernst & Young LLP, Independent Auditors

Financial Statements

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Years ended December 31, 2003, 2002, and 2001 with Report of Independent Auditors

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Financial Statements and Supplemental Schedule

Years ended December 31, 2003, 2002, and 2001

Report of Independent Auditors

Lincoln National Corporation Plan Administrator
Lincoln National Corporation

We have audited the accompanying statements of net assets available for plan benefits of The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan at December 31, 2003 and 2002, and the changes in its net assets available for plan benefits for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2003 is presented for purpose of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 16, 2004

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Statements of Net Assets Available for Plan Benefits

	December 31
	2003	2002
Assets
Investments:
Common stock—Lincoln National Corporation (cost: 2003—$43,488,868; 2002—$47,412,802)	$54,523,924	$47,322,819
Wells Fargo Bank Short-Term Investment Fund	1,629,309	1,396,626
Pooled separate accounts—The Lincoln National Life Insurance Company Separate Accounts (cost: 2003—$62,467,176; 2002—$62,674,128)	81,529,299	63,805,780
Investment contracts—The Lincoln National Life Insurance Company	15,955,401	15,383,328
Participant loans	4,218,026	4,149,421

Total Investments	157,855,959	132,057,974
Accrued interest receivable	1,328	1,961
Due from broker	50,997	—
Contributions receivable from participant deferrals	232,518	185,765
Contributions receivable from Employer companies	3,946,241	234,230

Total assets	162,087,043	132,479,930

Liabilities
Due to broker	—	215,477

Total liabilities	—	215,477

Net assets available for plan benefits	$162,087,043	$132,264,453

See accompanying notes.

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Statements of Changes in Net Assets Available for Plan Benefits

	Year ended December 31
	2003	2002	2001
Investment income:
Cash dividends—Lincoln National Corporation	$1,924,171	$1,954,337	$2,023,000
Interest:
The Lincoln National Life Insurance Company	638,100	677,376	871,198
Other	275,985	371,221	432,431

	914,085	1,048,597	1,303,629

	2,838,256	3,002,934	3,326,629
Net realized gain (loss) on sale and distributions of investments:
Common stock—Lincoln National Corporation	1,563,498	4,050,730	4,871,991
Pooled separate accounts— The Lincoln National Life Insurance Company Separate Accounts	(1,040,533)	(2,592,752)	(626,764)

	522,965	1,457,978	4,245,227
Net unrealized appreciation (depreciation) of investments	29,055,510	(41,836,079)	(16,443,315)
Contributions:
Participants	6,280,189	6,068,580	6,244,407
Employer companies	6,056,534	2,258,564	1,756,656

	12,336,723	8,327,144	8,001,063
Transfers from (to) affiliated plans	285,051	(42,253)	(9,410,752)
Distributions to participants	(15,112,736)	(13,242,739)	(15,811,537)
Administrative expenses	(103,179)	(106,837)	(123,858)

Net increase (decrease) in net assets available for plan benefits	29,822,590	(42,439,852)	(26,216,543)
Net assets available for plan benefits at beginning of the year	132,264,453	174,704,305	200,920,848

Net assets available for plan benefits at end of the year	$162,087,043	$132,264,453	$174,704,305

See accompanying notes.

     The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements

December 31, 2003

1. Significant Accounting Policies

Investments

The investment in Lincoln National Corporation (“LNC”) common stock is valued at the last reported sales price per the national securities exchange on the last business day of the year.

The Wells Fargo Bank Short-Term Investment Fund is valued at cost, which approximates fair value.

The fair value of participation units in pooled separate accounts is based on quoted redemption value on the last business day of the year.

The investment contracts are valued at contract value as estimated by The Lincoln National Life Insurance Company (“Lincoln Life” or “Employer”). Contract value represents net contributions plus interest at the contract rate. The contracts are fully benefit responsive.

Participant loans are valued at their outstanding balances, which approximate fair value.

The cost of investments sold or distributed is determined using the specific identification method.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Description of the Plan

The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan (“Plan”) is a contributory, defined contribution plan which covers eligible agents of Lincoln Life and other participating agents who are employed by Lincoln Life. Any person who is a full-time agent of Lincoln Life is eligible to enroll in the Plan. A participant may make pre-tax contributions at a rate of at least 1%, but not more than 15% of eligible earnings, up to a maximum annual amount as determined and adjusted annually by the Internal Revenue Service (“IRS”).

During 2001, Plan assets relating to the former employees of Sagemark were transferred into another affiliated Plan of Lincoln Life, in the amount of $9,410,752

Participants direct the Plan to invest their contributions and the guaranteed Employer contributions in any combination of the investment options as described in Note 4. Prior to April 1, 2002, discretionary Employer contributions were required to be invested in the LNC Common Stock Fund. Effective April 1, 2002, participants could immediately direct the investment of the discretionary Employer contributions to other funds.

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

2. Description of the Plan (continued)

Employer contributions to the Plan are based on an amount equal to a participant’s contributions, not to exceed 6% of eligible earnings, multiplied by a percentage, ranging from 50% to 150%, which is based on LNC’s increase in operating income

Participants’ contributions are fully vested. Employer contributions vest based upon years of service as defined in the Plan agreement as follows:

Years of Service	Percent Vested
1	0%
2	50%
3 or more	100%

The Employer has the right to discontinue contributions at any time and terminate the Plan. In the event of termination of the Plan, all amounts allocated to participants’ accounts shall become vested.

The Plan allows loans to participants in amounts up to 50% of the vested account value to a maximum of $50,000 but not more than the total value of the participant’s accounts excluding Employer contributions that haven’t been in the Plan for two full years, less the highest outstanding loan balance in the previous twelve month period.

Upon termination of service due to disability or retirement, a participant or beneficiary, in case of the participant’s death, may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over a five-year period. For termination of service due to other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution. Vested account balances less than $5,000 are immediately distributable under the terms of the Plan, without the Participant’s consent, unless a timely election of rollover to an IRA or another qualified plan has been made.

Each participant’s account is credited with the participant’s contributions, matching contributions from the Employer and allocations of Plan earnings, and is charged with an allocation of administrative expenses. Allocations are based on participant account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. Forfeited non-vested amounts are used to reduce future Employer contributions.

The Plan invests in various investments that are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investments it is at least reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect the amounts reported in the statements of next assets available for benefits.

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

3. Investments

The following is a summary of assets held for investment:

	December 31, 2003			December 31, 2002
	Number of			Number of
	Shares, Units	Fair		Shares, Units	Fair
	or Par Value	Value		or Par Value	Value
Quoted Market Values
Common stock—LNC	1,350,605	$54,523,924	*	1,498,506	$47,322,819	*
Pooled separate account investment contracts underwritten by Lincoln Life:
Core Equity Fund	957,140.858	12,133,579	*	954,956.965	9,325,441	*
Medium Capitalization Equity Fund	864,898.815	9,452,047	*	818,731.445	6,729,972	*
Short Term Fund	1,539,780.100	5,616,810		2,388,799.176	8,643,870	*
Government/Corporate Bond Fund	281,100.440	2,311,461		336,368.921	2,542,747
Large Capitalization Equity Fund	1,242,408.641	10,116,809	*	1,316,490.767	8,643,025	*
Balanced Fund	221,520.392	1,555,405		219,595.706	1,271,415
High Yield Bond Fund	677,534.414	2,268,995		510,776.918	1,325,261
Small Capitalization Equity Fund	1,410,390.044	9,851,575	*	1,486,056.176	7,656,013	*
Value Equity Fund	2,115,372.390	4,636,896		2,108,481.408	3,643,245
International Equity Fund	932,529.673	6,704,888		856,385.074	4,326,372
Conservative Balanced Fund	221,093.519	434,050		218,189.490	382,268
Aggressive Balanced Fund	275,088.192	587,726		185,948.674	317,693
Delaware Growth and Income Fund	649,762.829	993,292		410,902.398	493,329
Scudder VIT Equity 500 Index Fund	3,871,959.676	3,529,291		2,612,449.526	1,861,370
Fidelity VIP Contrafund	2,917,953.594	3,166,855		2,155,409.188	1,825,200
Neuberger-Berman AMT Regency Fund	1,224,187.180	1,429,483		1,153,223.566	992,810
Social Awareness Fund	1,152,697.791	1,090,452		459,948.576	330,565
Janus Aspen Series Worldwide Growth Fund	1,520,723.497	1,315,274		2,198,999.953	1,536,221
Neuberger Berman Mid-Cap Growth Fund	1,506,601.361	1,387,881		1,492,950.088	1,075,521
Scudder VIT Small Cap Index Fund	1,559,466.488	2,064,734		753,643.462	682,500
Janus Aspen Growth Fund	38,684.997	351,608		13,467.484	93,370
Fidelity VIP Overseas Fund	49,003.881	530,188		14,179.022	107,572

Total pooled separate accounts		81,529,299			63,805,780
Contract Values
Investment contracts underwritten by Lincoln Life	15,955,401	15,955,401	*	15,383,328	15,383,328	*
Estimated Values
Wells Fargo Bank short-term investment fund	1,629,309	1,629,309		1,396,626	1,396,626
Participants loans	4,218,026	4,218,026		4,149,421	4,149,421

Total investments		$157,855,959			$132,057,974

*	Investments that represent 5% or more of the fair value of net assets available for benefits as of the indicated date.

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

3. Investments (continued)

Net realized gain (loss) on sale and distributions of investments is summarized as follows:

	Year ended December 31
	2003	2002	2001
Common stock
Proceeds from disposition of stock	$6,636,009	$9,787,848	$10,870,074
Cost of stock disposed	5,072,511	5,737,118	5,998,083

Net realized gain on sale and distribution of common stock	$1,563,498	$4,050,730	$4,871,991

Pooled separate accounts
Proceeds from disposition of units	$33,001,417	$38,447,890	$49,062,442
Cost of units disposed	34,041,950	41,040,642	49,689,206

Net realized loss on sale and distribution of pooled separate accounts	$(1,040,533)	$(2,592,752)	$(626,764)

The net change in unrealized appreciation (depreciation) of investments in total and by investment classification as determined by quoted market price is summarized as follows:

	Year ended December 31
	2003	2002	2001
Fair value in excess of cost:
At beginning of the year	$1,041,669	$42,877,748	$59,321,063
At end of the year	30,097,179	1,041,669	42,877,748

Change in net unrealized appreciation (depreciation) of investments	$29,055,510	$(41,836,079)	$(16,443,315)

Common stock	$11,125,039	$(30,005,422)	$(2,749,982)
Pooled separate accounts	17,930,471	(11,830,657)	(13,693,333)

Change in net unrealized appreciation (depreciation) of investments	$29,055,510	$(41,836,079)	$(16,443,315)

The investment contracts (Guaranteed Fund) earned an average interest rate of approximately 4.00%, 4.90% and 5.95% in 2003, 2002 and 2001 respectively. The credited interest rates for new contributions, which approximate the current market rate, were 5.00% and 4.50% at December 31, 2003 and 2002, respectively. The rate on new contributions is guaranteed through the three succeeding calendar year quarters. The credited interest rates for the remaining contract value balance were 4.00% and 4.50% at December 31, 2003 and 2002, respectively, and are determined based upon the performance of the Lincoln Life’s general account. The credited interest rates change at least quarterly. The minimum guaranteed rate is 4.50% for the first 5 contract years, 4.00% for years 6-10 and 3.50% following year 10. The guarantee is based on Lincoln Life’s ability to meet its financial obligations from the general assets of Lincoln Life. The fair value of the investment contracts approximates contract value.

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options

The detail of the net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2003	Total	1	2	3	4	5	6
Assets
Investments:
Common stock	$54,523,924	$54,523,924	$—	$—	$—	$—	$—
Short-term investment fund	1,629,309	1,629,309	—	—	—	—	—
Pooled separate accounts	81,529,299	—	—	—	12,133,579	9,452,047	5,616,810
Investment contracts	15,955,401	—	—	15,955,401	—	—	—
Participant loans	4,218,026	—	—	—	—	—	—

Total investments	157,855,959	56,153,233	—	15,955,401	12,133,579	9,452,047	5,616,810
Accrued interest receivable	1,328	1,328	—	—	—	—	—
Due (to) from broker	50,997	—	—	(7,346)	(31,698)	22,419	(15,628)
Contributions receivable from participant deferrals	232,518	232,518	—	—	—	—	—
Contributions receivable from Employer companies	3,946,241	3,946,241	—	—	—	—	—

Net assets available for plan benefits	$162,087,043	$60,333,320	$—	$15,948,055	$12,101,881	$9,474,466	$5,601,182

	Investment Options
December 31, 2003	7	8	9	10	11	12	13
Assets
Investments:
Common stock	$—	$—	$—	$—	$—	$—	$—
Short-term investment fund	—	—	—	—	—	—	—
Pooled separate accounts	2,311,461	10,116,809	1,555,405	2,268,995	9,851,575	4,636,896	6,704,888
Investment contracts	—	—	—	—	—	—	—
Participant loans	—	—	—	—	—	—	—

Total investments	2,311,461	10,116,809	1,555,405	2,268,995	9,851,575	4,636,896	6,704,888
Accrued interest receivable	—	—	—	—	—	—	—
Due (to) from broker	(3,469)	(29,148)	(5,955)	(11,070)	56,547	35,557	1,638
Contributions receivable from participant deferrals	—	—	—	—	—	—	—
Contributions receivable from Employer companies	—	—	—	—	—	—	—

Net assets available for plan benefits	$2,307,992	$10,087,661	$1,549,450	$2,257,925	$9,908,122	$4,672,453	$6,706,526

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2003	14	15	16	17	18	19	20	21
Assets
Investments:
Common stock	$—	$—	$—	$—	$—	$—	$—	$—
Short-term investment fund	—	—	—	—	—	—	—	—
Pooled separate accounts	434,050	587,726	993,292	3,529,291	3,166,855	—	1,429,483	1,090,452
Investment contracts	—	—	—	—	—	—	—	—
Participant loans	—	—	—	—	—	—	—	—

Total investments	434,050	587,726	993,292	3,529,291	3,166,855	—	1,429,483	1,090,452
Accrued interest receivable	—	—	—	—	—	—	—	—
Due (to) from broker	(242)	(3,040)	(3,281)	(2,717)	(7,609)	—	280	(22,441)
Contributions receivable from participant deferrals	—	—	—	—	—	—	—	—
Contributions receivable from Employer companies	—	—	—	—	—	—	—	—

Net assets available for plan benefits	$433,808	$584,686	$990,011	$3,526,574	$3,159,246	$—	$1,429,763	$1,068,011

	Investment Options
December 31, 2003	22	23	24	25	26	27	28	Loans
Assets
Investments:
Common stock	$—	$—	$—	$—	$—	$—	$—	$—
Short-term investment fund	—	—	—	—	—	—	—	—
Pooled separate accounts	—	1,315,274		1,387,881	2,064,734	351,608	530,188
Investment contracts	—	—	—	—	—	—	—	—
Participant loans	—	—	—	—	—	—	—	4,218,026

Total investments	—	1,315,274	—	1,387,881	2,064,734	351,608	530,188	4,218,026
Accrued interest receivable	—	—	—	—	—	—	—	—
Due (to) from broker	—	27,695	—	54,112	(2,623)	—	(984)	—
Contributions receivable from participant deferrals	—	—	—	—	—	—	—	—
Contributions receivable from Employer companies	—	—	—	—	—	—	—	—

Net assets available for plan benefits	$—	$1,342,969	$—	$1,441,993	$2,062,111	$351,608	$529,204	$4,218,026

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2002	Total	1	2	3	4	5	6
Assets
Investments:
Common stock	$47,322,819	$47,322,819	$—	$—	$—	$—	$—
Short-term investment fund	1,396,626	1,396,626	—	—	—	—	—
Pooled separate accounts	63,805,780	—	—	—	9,325,441	6,729,972	8,643,870
Investment contracts	15,383,328	—	—	15,383,328	—	—	—
Participant loans	4,149,421	—	—	—	—	—	—

Total investments	132,057,974	48,719,445	—	15,383,328	9,325,441	6,729,972	8,643,870
Accrued interest receivable	1,961	1,961	—	—	—	—	—
Contributions receivable from participant deferrals	185,765	185,765	—	—	—	—	—
Contributions receivable from Employer companies	234,230	234,230	—	—	—	—	—

Total assets	132,479,930	49,141,401	—	15,383,328	9,325,441	6,729,972	8,643,870

Liabilities
Due to (from) broker - Pooled separate accounts	210,632	—	—	—	17,175	29,661	8,895
Due to broker - Investment contracts	4,845	—	—	4,845	—	—	—

Total liabilities	215,477	—	—	4,845	17,175	29,661	8,895

Net assets available for plan benefits	$132,264,453	$49,141,401	$—	$15,378,483	$9,308,266	$6,700,311	$8,634,975

	Investment Options
December 31, 2002	7	8	9	10	11	12	13
Assets
Investments:
Common stock	$—	$—	$—	$—	$—	$—	$—
Short-term investment fund	—	—	—	—	—	—	—
Pooled separate accounts	2,542,747	8,643,025	1,271,415	1,325,261	7,656,013	3,643,245	4,326,372
Investment contracts	—	—	—	—	—	—	—
Participant loans	—	—	—	—	—	—	—

Total investments	2,542,747	8,643,025	1,271,415	1,325,261	7,656,013	3,643,245	4,326,372
Accrued interest receivable	—	—	—	—	—	—	—
Contributions receivable from participant deferrals	—	—	—	—	—	—	—
Contributions receivable from Employer companies	—	—	—	—	—	—	—

Total assets	2,542,747	8,643,025	1,271,415	1,325,261	7,656,013	3,643,245	4,326,372
Liabilities
Due to (from) broker - Pooled separate accounts	3,331	35,678	8,122	8,843	29,180	21,876	23,148
Due to broker - Investment contracts	—	—	—	—	—	—	—

Total liabilities	3,331	35,678	8,122	8,843	29,180	21,876	23,148

Net assets available for plan benefits	$2,539,416	$8,607,347	$1,263,293	$1,316,418	$7,626,833	$3,621,369	$4,303,224

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2002	14	15	16	17	18	19	20	21
Assets
Investments:
Common stock	$—	$—	$—	$—	$—	$—	$—	$—
Short-term investment fund	—	—	—	—	—	—	—	—
Pooled separate accounts	382,268	317,693	493,329	1,861,370	1,825,200	—	992,810	330,565
Investment contracts	—	—	—	—	—	—	—	—
Participant loans	—	—	—	—	—	—	—	—

Total investments	382,268	317,693	493,329	1,861,370	1,825,200	—	992,810	330,565
Accrued interest receivable	—	—	—	—	—	—	—	—
Contributions receivable from participant deferrals	—	—	—	—	—	—	—	—
Contributions receivable from Employer companies	—	—	—	—	—	—	—	—

Total assets	382,268	317,693	493,329	1,861,370	1,825,200	—	992,810	330,565
Liabilities
Due to (from) broker - Pooled separate accounts	424	1,167	1,152	639	4,742	—	3,414	(1,244)
Due to broker - Investment contracts	—	—	—	—	—	—	—	—

Total liabilities	424	1,167	1,152	639	4,742	—	3,414	(1,244)

Net assets available for plan benefits	$381,844	$316,526	$492,177	$1,860,731	$1,820,458	$—	$989,396	$331,809

	Investment Options
December 31, 2002	22	23	24	25	26	26	28	Loans
Assets
Investments:
Common stock	$—	$—	$—	$—	$—	$—	$—	$—
Short-term investment fund	—	—	—	—	—	—	—	—
Pooled separate accounts	—	1,536,221	—	1,075,521	682,500	93,370	107,572
Investment contracts	—	—	—	—	—	—	—	—
Participant loans	—	—	—	—	—	—	—	4,149,421

Total investments	—	1,536,221	—	1,075,521	682,500	93,370	107,572	4,149,421
Accrued interest receivable	—	—	—	—	—	—	—	—
Contributions receivable from participant deferrals	—	—	—	—	—	—	—	—
Contributions receivable from Employer companies	—	—	—	—	—	—	—	—

Total assets	—	1,536,221	—	1,075,521	682,500	93,370	107,572	4,149,421
Liabilities
Due to (from) broker - Pooled separate accounts	—	5,209	—	5,563	3,583	—	74	—
Due to broker - Investment contracts	—	—	—	—	—	—	—	—

Total liabilities	—	5,209	—	5,563	3,583	—	74	—

Net assets available for plan benefits	$—	$1,531,012	$—	$1,069,958	$678,917	$93,370	$107,498	$4,149,421

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2003	Total	1	2	3	4	5	6
Investment income:
Cash dividends	$1,924,171	$1,924,171	$—	$—	$—	$—	$—
Interest	914,085	15,311	—	622,789	—	—	—

Total investment income	2,838,256	1,939,482	—	622,789	—	—	—
Net realized gain (loss) on sale and distributions of investments:
Common stock	1,563,498	1,563,498
Pooled separate accounts	(1,040,533)	—	—	—	(86,860)	(324,703)	99,353

Total net realized gains (losses)	522,965	1,563,498	—	—	(86,860)	(324,703)	99,353
Net unrealized appreciation (depreciation) of investments	29,055,510	11,125,039	—	—	2,867,561	2,607,152	(38,827)
Contributions:
Participant	6,280,189	954,053	—	229,346	618,903	547,801	202,458
Employer companies	6,056,534	4,300,682	—	81,192	210,048	190,321	62,817

Total contributions	12,336,723	5,254,735	—	310,538	828,951	738,122	265,275
Transfers from (to) affiliated plans	285,051	72,815	—	(225,925)	(27,431)	72,098	(85,843)
Distributions to participants	(15,112,736)	(3,938,718)	—	(1,674,653)	(690,935)	(672,902)	(1,906,570)
Administrative expenses	(103,179)	(37,385)	—	(11,496)	(7,744)	(5,938)	(6,154)
Net transfers	—	(4,787,547)	—	1,548,319	(89,927)	360,326	(1,361,027)

Net increase (decrease) in net assets available for plan benefits	29,822,590	11,191,919	—	569,572	2,793,615	2,774,155	(3,033,793)
Net assets available for plan benefits at beginning of the year	132,264,453	49,141,401	—	15,378,483	9,308,266	6,700,311	8,634,975

Net assets available for plan benefits at end of the year	$162,087,043	$60,333,320	$—	$15,948,055	$12,101,881	$9,474,466	$5,601,182

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2003	7	8	9	10	11	12	13
Investment income:
Cash dividends	$—	$—	$—	$—	$—	$—	$—
Interest	—	—	—	—	—	—	—

Total investment income	—	—	—	—	—	—	—
Net realized gain (loss) on sale and distributions of investments:
Common stock	—	—	—	—	—	—	—
Pooled separate accounts	186,429	(505,088)	12,908	212,775	(144,779)	(102,761)	22,254

Total net realized gains (losses)	186,429	(505,088)	12,908	212,775	(144,779)	(102,761)	22,254
Net unrealized appreciation (depreciation) of investments	27,141	2,489,266	251,242	291,368	2,699,755	1,078,364	1,851,824
Contributions:
Participant	181,394	726,921	145,412	133,667	619,840	429,409	396,354
Employer companies	44,803	247,494	49,839	44,696	203,487	140,182	139,205

Total contributions	226,197	974,415	195,251	178,363	823,327	569,591	535,559
Transfers from (to) affiliated plans	16,781	49,433	54,428	86,123	141,515	(1,140)	55,930
Distributions to participants	(1,060,535)	(1,053,523)	(264,923)	(394,941)	(904,542)	(410,144)	(570,470)
Administrative expenses	(2,038)	(7,124)	(1,140)	(1,480)	(6,280)	(3,027)	(3,912)
Net transfers	374,601	(467,065)	38,391	569,299	(327,707)	(79,799)	512,117

Net increase (decrease) in net assets available for plan benefits	(231,424)	1,480,314	286,157	941,507	2,281,289	1,051,084	2,403,302
Net assets available for plan benefits at beginning of the year	2,539,416	8,607,347	1,263,293	1,316,418	7,626,833	3,621,369	4,303,224

Net assets available for plan benefits at end of the year	$2,307,992	$10,087,661	$1,549,450	$2,257,925	$9,908,122	$4,672,453	$6,706,526

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2003	14	15	16	17	18	19	20	21
Investment income:
Cash dividends	$—	$—	$—	$—	$—	$—	$—	$—
Interest	—	—	—	—	—	—	—	—

Total investment income	—	—	—	—	—	—	—	—
Net realized gain (loss) on sale and distributions of investments:
Common stock	—	—	—	—	—	—	—	—
Pooled separate accounts	17,868	7,119	(6,874)	(54,667)	6,812	—	(171)	(6,860)

Total net realized gains (losses)	17,868	7,119	(6,874)	(54,667)	6,812	—	(171)	(6,860)
Net unrealized appreciation (depreciation) of investments	30,107	94,774	187,710	735,010	618,239	—	351,190	169,673
Contributions:
Participant	36,302	68,137	75,269	138,688	196,536	—	102,623	33,513
Employer companies	13,290	16,468	24,366	45,675	65,512	—	34,251	10,930

Total contributions	49,592	84,605	99,635	184,363	262,048	—	136,874	44,443
Transfers from (to) affiliated plans	(2,816)	28,712	(1,152)	44,307	—	—	11,882	5,252
Distributions to participants	(126,688)	(52,635)	(29,174)	(265,152)	(206,183)	—	(116,579)	(31,733)
Administrative expenses	(360)	(376)	(536)	(1,818)	(1,716)	—	(853)	(411)
Net transfers	84,261	105,961	248,225	1,023,800	659,588	—	58,024	555,838

Net increase (decrease) in net assets available for plan benefits	51,964	268,160	497,834	1,665,843	1,338,788	—	440,367	736,202
Net assets available for plan benefits at beginning of the year	381,844	316,526	492,177	1,860,731	1,820,458	—	989,396	331,809

Net assets available for plan benefits at end of the year	$433,808	$584,686	$990,011	$3,526,574	$3,159,246	$—	$1,429,763	$1,068,011

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2003	22	23	24	25	26	27	28	Loans
Investment income:
Cash dividends	$—	$—	$—	$—	$—	$—	$—	$—
Interest	—	—	—	—	—	—	—	275,985

Total investment income	—	—	—	—	—	—	—	275,985
Net realized gain (loss) on sale and distributions of investments:
Common stock	—	—	—	—	—	—	—	—
Pooled separate accounts	—	(340,337)	—	(91,840)	35,349	5,706	17,834	—

Total net realized gains (losses)	—	(340,337)	—	(91,840)	35,349	5,706	17,834	—
Net unrealized appreciation (depreciation) of investments	—	648,753	—	386,369	422,749	62,822	98,229	—
Contributions:
Participant	—	137,349	—	157,349	112,935	15,485	20,445	—
Employer companies	—	40,651	—	50,064	29,995	4,594	5,972	—

Total contributions	—	178,000	—	207,413	142,930	20,079	26,417	—
Transfers from (to) affiliated plans	—	(4,398)	—	(262)	3,783	—	(9,041)	—
Distributions to participants	—	(236,552)	—	(140,046)	(136,746)	(19,714)	(1,298)	(207,380)
Administrative expenses	—	(1,295)	—	(930)	(846)	(145)	(175)	—
Net transfers	—	(432,214)	—	11,331	915,975	189,490	289,740	—

Net increase (decrease) in net assets available for plan benefits	—	(188,043)	—	372,035	1,393,194	258,238	421,706	68,605
Net assets available for plan benefits at beginning of the year	—	1,531,012	—	1,069,958	678,917	93,370	107,498	4,149,421

Net assets available for plan benefits at end of the year	$—	$1,342,969	$—	$1,441,993	$2,062,111	$351,608	$529,204	$4,218,026

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2002	Total	1	2	3	4	5	6
Investment income:
Cash dividends	$1,954,337	$1,954,337	$—	$—	$—	$—	$—
Interest	1,048,597	32,665	—	644,711	—	—	—

Total investment income	3,002,934	1,987,002	—	644,711	—	—	—
Net realized gain (loss) on sale and distributions of investments:
Common stock	4,050,730	4,050,730
Pooled separate accounts	(2,592,752)	—	100,813	—	(253,270)	(472,407)	197,620

Total net realized gains (losses)	1,457,978	4,050,730	100,813	—	(253,270)	(472,407)	197,620
Net unrealized appreciation (depreciation) of investments	(41,836,079)	(30,005,422)	(100,813)	—	(2,472,769)	(2,515,825)	(65,128)
Contributions:
Participant	6,068,580	1,164,032	—	139,184	590,732	572,190	259,361
Employer companies	2,258,564	621,512	—	50,303	202,712	194,473	87,963

Total contributions	8,327,144	1,785,544	—	189,487	793,444	766,663	347,324
Transfers from (to) affiliated plans	(42,253)	(174,166)	—	(8,922)	46,286	4,439	12,428
Distributions to participants	(13,242,739)	(5,986,944)	—	(947,254)	(660,430)	(502,205)	(1,737,364)
Administrative expenses	(106,837)	(46,821)	—	(9,052)	(8,097)	(6,212)	(6,356)
Net transfers	—	(5,043,615)	—	2,622,171	(1,073,916)	(536,973)	757,960

Net increase (decrease) in net assets available for plan benefits	(42,439,852)	(33,433,692)	—	2,491,141	(3,628,752)	(3,262,520)	(493,516)
Net assets available for plan benefits at beginning of the year	174,704,305	82,575,093	—	12,887,342	12,937,018	9,962,831	9,128,491

Net assets available for plan benefits at end of the year	$132,264,453	$49,141,401	$—	$15,378,483	$9,308,266	$6,700,311	$8,634,975

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2002	7	8	9	10	11	12	13
Investment income:
Cash dividends	$—	$—	$—	$—	$—	$—	$—
Interest	—	—	—	—	—	—	—

Total investment income	—	—	—	—	—	—	—
Net realized gain (loss) on sale and distributions of investments:
Common stock	—	—	—	—	—	—	—
Pooled separate accounts	128,462	(647,710)	(12,538)	(12,251)	(400,749)	(238,697)	(28,967)

Total net realized gains (losses)	128,462	(647,710)	(12,538)	(12,251)	(400,749)	(238,697)	(28,967)
Net unrealized appreciation (depreciation) of investments	61,596	(2,980,705)	(168,217)	36,874	(1,343,817)	(548,135)	(419,400)
Contributions:
Participant	83,869	786,073	111,369	108,073	633,221	397,522	379,964
Employer companies	27,224	252,249	39,860	40,432	197,214	132,360	130,153

Total contributions	111,093	1,038,322	151,229	148,505	830,435	529,882	510,117
Transfers from (to) affiliated plans	52,250	(18,100)	—	(24,805)	(4,158)	(4,536)	1,818
Distributions to participants	(176,883)	(700,483)	(94,582)	(167,138)	(579,365)	(173,951)	(219,333)
Administrative expenses	(1,551)	(7,859)	(1,077)	(922)	(6,127)	(2,866)	(3,233)
Net transfers	697,096	(233,414)	(80,954)	95,953	(23,549)	128,204	52,932

Net increase (decrease) in net assets available for plan benefits	872,063	(3,549,949)	(206,139)	76,216	(1,527,330)	(310,099)	(106,066)
Net assets available for plan benefits at beginning of the year	1,667,353	12,157,296	1,469,432	1,240,202	9,154,163	3,931,468	4,409,290

Net assets available for plan benefits at end of the year	$2,539,416	$8,607,347	$1,263,293	$1,316,418	$7,626,833	$3,621,369	$4,303,224

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2002	14	15	16	17	18	19	20	21
Investment income:
Cash dividends	$—	$—	$—	$—	$—	$—	$—	$—
Interest	—	—	—	—	—	—	—	—

Total investment income	—	—	—	—	—	—	—	—
Net realized gain (loss) on sale and distributions of investments:
Common stock	—	—	—	—	—	—	—	—
Pooled separate accounts	(1,205)	(16,947)	(46,485)	(82,669)	(42,364)	—	(57,377)	(22,034)

Total net realized gains (losses)	(1,205)	(16,947)	(46,485)	(82,669)	(42,364)	—	(57,377)	(22,034)
Net unrealized appreciation (depreciation) of investments	189	(15,289)	(74,029)	(452,930)	(113,994)	—	(75,724)	(65,549)
Contributions:
Participant	23,988	40,194	64,486	109,092	125,242	—	88,624	24,539
Employer companies	8,248	12,974	22,387	35,487	42,174	—	32,030	8,403

Total contributions	32,236	53,168	86,873	144,579	167,416	—	120,654	32,942
Transfers from (to) affiliated plans	—	—	—	9,512	3,823	—	—	—
Distributions to participants	(364)	(15,507)	(26,195)	(18,360)	(47,672)	—	(34,315)	5,902
Administrative expenses	(174)	(234)	(332)	(1,296)	(1,088)	—	(764)	(194)
Net transfers	205,824	(54,252)	108,748	547,174	617,524	—	100,712	168,042

Net increase (decrease) in net assets available for plan benefits	236,506	(49,061)	48,580	146,010	583,645	—	53,186	119,109
Net assets available for plan benefits at beginning of the year	145,338	365,587	443,597	1,714,721	1,236,813	—	936,210	212,700

Net assets available for plan benefits at end of the year	$381,844	$316,526	$492,177	$1,860,731	$1,820,458	$—	$989,396	$331,809

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2002	22	23	24	25	26	27	28	Loans
Investment income:
Cash dividends	$—	$—	$—	$—	$—	$—	$—	$—
Interest	—	—	—	—	—	—	—	371,221

Total investment income	—	—	—	—	—	—	—	371,221
Net realized gain (loss) on sale and distributions of investments:
Common stock	—	—	—	—	—	—	—	—
Pooled separate accounts	—	(215,497)	—	(421,707)	(27,372)	(12,174)	(7,227)	—

Total net realized gains (losses)	—	(215,497)	—	(421,707)	(27,372)	(12,174)	(7,227)	—
Net unrealized appreciation (depreciation) of investments	—	(278,665)	—	(66,601)	(157,741)	(5,914)	(8,071)	—
Contributions:
Participant	—	160,898	—	135,227	58,510	5,619	6,571	—
Employer companies	—	52,320	—	46,589	18,013	1,677	1,807	—

Total contributions	—	213,218	—	181,816	76,523	7,296	8,378	—
Transfers from (to) affiliated plans	—	20,255	—	20,416	21,207	—	—	—
Distributions to participants	—	(17,714)	—	(38,899)	(14,053)	247	1,010	(1,090,887)
Administrative expenses	—	(1,208)	—	(873)	(441)	(26)	(34)	—
Net transfers	—	98,548	—	306,592	321,810	103,941	113,442	—

Net increase (decrease) in net assets available for plan benefits	—	(181,063)	—	(19,256)	219,933	93,370	107,498	(719,666)
Net assets available for plan benefits at beginning of the year	—	1,712,075	—	1,089,214	458,984	—	—	4,869,087

Net assets available for plan benefits at end of the year	$—	$1,531,012	$—	$1,069,958	$678,917	$93,370	$107,498	$4,149,421

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2001	Total	1	2	3	4	5	6
Investment income:
Cash dividends	$2,023,000	$2,023,000	$—	$—	$—	$—	$—
Interest	1,303,629	89,904	—	787,654	—	—	—

Total investment income	3,326,629	2,112,904	—	787,654	—	—	—
Net realized gain (loss) on sale and distributions of investments:
Common stock	4,871,991	4,871,991
Pooled separate accounts	(626,764)	—	61,275	—	354,102	224,511	304,907

Total net realized gains (losses)	4,245,227	4,871,991	61,275	—	354,102	224,511	304,907
Net unrealized appreciation (depreciation) of investments	(16,443,315)	(2,749,982)	(21,748)	—	(2,117,826)	(5,306,791)	516
Contributions:
Participant	6,244,407	1,055,952	12,393	95,881	770,119	752,272	206,641
Employer companies	1,756,656	27,185	4,067	43,402	240,235	252,222	62,199

Total contributions	8,001,063	1,083,137	16,460	139,283	1,010,354	1,004,494	268,840
Transfers from (to) affiliated plans	(9,410,752)	(3,675,051)	(40,612)	(497,724)	(727,398)	(670,943)	(223,492)
Distributions to participants	(15,811,537)	(5,845,392)	(88,418)	(2,923,298)	(981,409)	(518,143)	(1,469,290)
Administrative expenses	(123,858)	(70,863)	(397)	(6,371)	(7,074)	(5,854)	(3,826)
Net transfers	—	(4,369,422)	(422,458)	2,372,546	(815,227)	(615,437)	3,672,577

Net increase (decrease) in net assets available for plan benefits	(26,216,543)	(8,642,678)	(495,898)	(127,910)	(3,284,478)	(5,888,163)	2,550,232
Net assets available for plan benefits at beginning of the year	200,920,848	91,217,771	495,898	13,015,252	16,221,496	15,850,994	6,578,259

Net assets available for plan benefits at end of the year	$174,704,305	$82,575,093	$—	$12,887,342	$12,937,018	$9,962,831	$9,128,491

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2001	7	8	9	10	11	12	13
Investment income:
Cash dividends	$—	$—	$—	$—	$—	$—	$—
Interest	—	—	—	—	—	—	—

Total investment income	—	—	—	—	—	—	—
Net realized gain (loss) on sale and distributions of investments:
Common stock	—	—	—	—	—	—	—
Pooled separate accounts	116,662	250,685	46,477	42,824	(2,923)	(65,907)	40,057

Total net realized gains (losses)	116,662	250,685	46,477	42,824	(2,923)	(65,907)	40,057
Net unrealized appreciation (depreciation) of investments	(16,207)	(3,665,314)	(123,273)	(69,808)	(1,848,079)	(150,404)	(574,247)
Contributions:
Participant	38,913	908,465	117,925	109,375	702,292	402,758	405,485
Employer companies	16,363	290,363	42,068	36,629	230,822	134,079	148,130

Total contributions	55,276	1,198,828	159,993	146,004	933,114	536,837	553,615
Transfers from (to) affiliated plans	(208,189)	(929,925)	(232,278)	(172,201)	(789,746)	(434,893)	(406,531)
Distributions to participants	(68,786)	(802,781)	(192,777)	(88,585)	(754,491)	(211,619)	(455,896)
Administrative expenses	(816)	(6,958)	(1,099)	(1,151)	(5,192)	(2,752)	(2,566)
Net transfers	740,619	(643,259)	67,585	(71,394)	(548,013)	77,540	(393,652)

Net increase (decrease) in net assets available for plan benefits	618,559	(4,598,724)	(275,372)	(214,311)	(3,015,330)	(251,198)	(1,239,220)
Net assets available for plan benefits at beginning of the year	1,048,794	16,756,020	1,744,804	1,454,513	12,169,493	4,182,666	5,648,510

Net assets available for plan benefits at end of the year	$1,667,353	$12,157,296	$1,469,432	$1,240,202	$9,154,163	$3,931,468	$4,409,290

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2001	14	15	16	17	18	19	20
Investment income:
Cash dividends	$—	$—	$—	$—	$—	$—	$—
Interest	—	—	—	—	—	—	—

Total investment income	—	—	—	—	—	—	—
Net realized gain (loss) on sale and distributions of investments:
Common stock	—	—	—	—	—	—	—
Pooled separate accounts	720	(3,140)	(4,009)	(109,182)	(42,165)	(1,011,529)	(139,152)

Total net realized gains (losses)	720	(3,140)	(4,009)	(109,182)	(42,165)	(1,011,529)	(139,152)
Net unrealized appreciation (depreciation) of investments	2,544	(4,792)	(10,947)	34,842	(59,897)	503,683	(47,917)
Contributions:
Participant	1,100	19,331	33,873	59,804	62,774	134,421	56,738
Employer companies	681	5,682	12,820	20,840	22,644	41,892	21,007

Total contributions	1,781	25,013	46,693	80,644	85,418	176,313	77,745
Transfers from (to) affiliated plans	(25)	(1,426)	(25,301)	(41,834)	(17,327)	(139,891)	(11,507)
Distributions to participants	(39,749)	1,742	2,731	(15,547)	(3,498)	(32,330)	(16,536)
Administrative expenses	(298)	(406)	(386)	(856)	(906)	(1,357)	(947)
Net transfers	90,291	285,700	256,123	1,136,725	433,837	(2,208,996)	636,062

Net increase (decrease) in net assets available for plan benefits	55,264	302,691	264,904	1,084,792	395,462	(2,714,107)	497,748
Net assets available for plan benefits at beginning of the year	90,074	62,896	178,693	629,929	841,351	2,714,107	438,462

Net assets available for plan benefits at end of the year	$145,338	$365,587	$443,597	$1,714,721	$1,236,813	$—	$936,210

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

	Investment Options
December 31, 2001	21	22	23	24	25	26	Loans
Investment income:
Cash dividends	$—	$—	$—	$—	$—	$—	$—
Interest	—	—	—	(6,360)	—	—	432,431

Total investment income	—	—	—	(6,360)	—	—	432,431
Net realized gain (loss) on sale and distributions of investments:
Common stock	—	—	—	—	—	—	—
Pooled separate accounts	(13,459)	(197,258)	(118,617)	607	(326,130)	(36,120)	—

Total net realized gains (losses)	(13,459)	(197,258)	(118,617)	607	(326,130)	(36,120)	—
Net unrealized appreciation (depreciation) of investments	3,031	68,423	(298,808)	(2,646)	(22,552)	34,884	—
Contributions:
Participant	3,897	39,263	150,588	232	87,390	16,525	—
Employer companies	1,233	12,809	51,368	41	31,001	6,874	—

Total contributions	5,130	52,072	201,956	273	118,391	23,399	—
Transfers from (to) affiliated plans	5,818	(38,094)	(45,433)	(24)	(68,466)	(18,259)	—
Distributions to participants	1,602	(29,011)	(21,102)	—	(42,123)	(30,444)	(1,186,387)
Administrative expenses	(341)	(465)	(1,388)	(160)	(968)	(461)	—
Net transfers	153,480	(536,047)	242,966	(32,562)	187,355	303,061	—

Net increase (decrease) in net assets available for plan benefits	155,261	(680,380)	(40,426)	(40,872)	(154,493)	276,060	(753,956)
Net assets available for plan benefits at beginning of the year	57,439	680,380	1,752,501	40,872	1,243,707	182,924	5,623,043

Net assets available for plan benefits at end of the year	$212,700	$—	$1,712,075	$—	$1,089,214	$458,984	$4,869,087

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

Information with respect to investment options is as follows:

Option	Description of Investment Option
1	LNC Common Stock Fund, which invests exclusively in the stock of LNC. However, some funds may be invested in the Wells Fargo Bank Short-Term Investment Fund until the LNC stock can be purchased.

2	Government Bond Fund (SA#26), which invests primarily in fixed income securities backed by the United States government that will mature in 3 to 5 years.

3	Guaranteed Fund, which invests in investment contracts underwritten by Lincoln Life. The account’s balances are backed by the general assets of Lincoln Life.

4	Core Equity Fund (SA#11), which invests primarily in large capitalization stocks of well-established companies.

5	Medium Capitalization Equity Fund (SA#17), which invests primarily in medium-sized companies.

6	Short-Term Fund (SA#14), which invests in high quality money market securities that include commercial paper, bankers acceptances, certificates of deposit, loan participation and short-term U.S. government debt.

7	Government/Corporate Bond Fund (SA#12), which invests primarily in U.S. government and high-quality corporate bonds and securities.

8	Large Capitalization Equity Fund (SA#23), which invests primarily in high-risk common stocks which have the potential for a significant appreciation in value within 18 months from the date of purchase.

9	Balanced Fund (SA#21), which invests in three different asset classes: stocks, bonds and money market instruments, which provides growth through the stock portion and reduced risk through the bond and money market portion.

10	High Yield Bond Fund (SA#20), which invests primarily in below-investment-grade bonds, providing higher rates of return to compensate for higher risk.

11	Small Capitalization Equity Fund (SA#24), which invests primarily in the stock of new, rapid growth companies.

12	Value Equity Fund (SA#28), which invests primarily in large capitalization stocks of undervalued companies that are industry leaders.

13	International Equity Fund (SA#22), which invests primarily in stocks of non-United States companies.

14	Conservative Balanced Account (SA#30), which invests in three different asset classes with a bias towards fixed-income investments and some equity exposure. The emphasis is on maximum long-term return.

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

15	Aggressive Balanced Fund (SA#32), which invests in three different asset classes with a bias towards equities. The emphasis is on maximum long-term total return.

16	Delaware Growth and Income Fund (SA#61), which invests in large-capitalization/value securities and seeks to provide high returns with reduced risk over the long term.

17	Scudder VIT Equity 500 Index Fund (formerly Deutsche VIT Equity 500 Index Fund) (SA#27), which invests in large cap/blend equities and seeks to provide maximum long-term total return.

18	Fidelity VIP Contrafund (SA#35), which seeks diversified capital appreciation by investing in VIP II Contrafund Portfolio.

19	Janus Fund (SA#42), which seeks to provide long-term growth of capital in a manner consistent with preservation of capital by investing in the Janus Fund which has an emphasis on large-cap/growth securities.

20	Neuberger Berman AMT Regency Fund (SA#38), which seeks capital growth by investing in AMT Partners Portfolio which has an aggressive growth investment style.

21	Social Awareness Fund (SA#33), which seeks capital growth and social responsibility by investing in the Social Awareness Portfolio.

22	T. Rowe Price International Equity Fund (SA#45), which seeks to provide long-term growth of capital by investing in non-U.S. large cap/growth and value-blend securities.

23	Janus Aspen Series Worldwide Growth Fund (SA#34), which seeks long-term growth of capital by investing in the Janus Aspen Series Worldwide Growth Portfolio.

24	Delaware Global Bond Fund (SA#60), which seeks to provide high total return with reduced risk over the long-term by investments in high-quality global fixed income/intermediate-term maturities.

25	Neuberger Berman Mid-Cap Growth Fund (SA#37), which seeks growth of capital by investing in the AMT Mid-Cap Growth Portfolio.

26	Scudder VIT Small Cap Index Fund (formerly Deutsche VIT Small Cap Index Fund) (SA#36), which seeks to reflect Russell 2000 performance by investing in the Small Cap Index Portfolio.

27	Janus Aspen Growth Fund (SA#70), which seeks long-term growth of capital in a manner consistent with the preservation of capital.

28	Fidelity VIP Overseas Fund (SA#59), which seeks long-term growth of capital by investing mainly in foreign securities.

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The information as to the number of participants selecting each investment option is not readily available. During 2002, the Plan also began offering investment options 27 and 28. Investment options 2 and 4 through 28 are invested in pooled separate accounts of Lincoln Life through a group annuity contract issued by Lincoln Life.

Interest charged on new loans to participants is established monthly based upon the prime rate plus 1%. Loans may be repaid over any period selected by the participant up to a maximum repayment period of 5 years except that the maximum repayment period may be 20 years for the purchase of a principal residence.

5. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated February 9, 1995, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and, therefore, the related trust is exempt from taxation. However, subsequent to the issuance of the favorable determination letter, the Plan was amended. Once qualified, the Plan, as amended, is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan, as amended, is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt. The Plan Sponsor has indicated that it will take the necessary steps, if any, to maintain the Plan’s qualified status.

6. Tax Implications to Participants

There are no income tax consequences to participants arising from their pre-tax contributions, the Employer’s contributions, and income earned in the Plan until actual distribution or withdrawal from the Plan.

7. Transactions with Parties-in-Interest

The Plan has investments in common stock of LNC and in pooled separate accounts and investment contracts with Lincoln Life. Lincoln Life charges the Plan for certain administrative expenses including trustee and audit fees. Total administrative expenses charged were $103,179, $106,837 and $123,858 in 2003, 2002 and 2001, respectively.

8. Concentrations of Credit Risks

The Plan has investments in common stock of LNC, pooled separate accounts, and unallocated investment contracts with Lincoln Life of $54,523,924, $81,529,299, and $15,955,401, respectively, at December 31, 2003 (33.6%, 50.3% and 9.8% of net assets, respectively). LNC and Lincoln Life operate predominately in the insurance and investment management industries.

Schedule

The Lincoln National Life Insurance Company
Agents’ Savings and Profit-Sharing Plan

Plan Number: 006
EIN: 35-0472300

Schedule H, Line 4i—Schedule of Assets (Held At End of Year)

December 31, 2003

(b)	(c)	(d)		(e)
	Description of Investment
	Including Maturity Date
Identity of Issue, Borrower,	Rate of Interest,			Current
Lessor or Similar Party	Par or Maturity Value	Cost		Value
*Common stock fund:
Lincoln National Corporation common stock	1,350,605 shares	*	*	$54,523,924
Wells Fargo Bank Short-Term Investment Fund	1,629,309 par value	*	*	1,629,309

				56,153,233
*Pooled separate accounts—
The Lincoln National Life Insurance Company Separate Accounts:
Core Equity Fund	957,140.858 participation units	*	*	12,133,579
Medium Capitalization Equity Fund	864,898.815 participation units	*	*	9,452,047
Short Term Fund	1,539,780.100 participation units	*	*	5,616,810
Government/Corporate Bond Fund	281,100.440 participation units	*	*	2,311,461
Large Capitalization Equity Fund	1,242,408.641 participation units	*	*	10,116,809
Balanced Fund	221,520.392 participation units	*	*	1,555,405
High Yield Bond Fund	677,534.414 participation units	*	*	2,268,995
Small Capitalization Equity Fund	1,410,390.044 participation units	*	*	9,851,575
Value Equity Fund	2,115,372.390 participation units	*	*	4,636,896
International Equity Fund	932,529.673 participation units	*	*	6,704,888
Conservative Balanced Fund	221,093.519 participation units	*	*	434,050
Aggressive Balanced Fund	275,088.192 participation units	*	*	587,726
Delaware Growth and Income Fund	649,762.829 participation units	*	*	993,292
Scudder VIT Equity 500 Index Fund	3,871,959.676 participation units	*	*	3,529,291
Fidelity VIP Contrafund	2,917,953.594 participation units	*	*	3,166,855
Neuberger-Berman AMT Regency Fund	1,224,187.180 participation units	*	*	1,429,483
Social Awareness Fund	1,152,697.791 participation units	*	*	1,090,452
Janus Aspen Series Worldwide Growth Fund	1,520,723.497 participation units	*	*	1,315,274
Neuberger Berman Mid-Cap Growth Fund	1,506,601.361 participation units	*	*	1,387,881
Scudder VIT Small Cap Index Fund	1,559,466.488 participation units	*	*	2,064,734
Janus Aspen Growth Fund	38,684.997 participation units	*	*	351,608
Fidelity VIP Overseas Fund	49,003.881 participation units	*	*	530,188

				81,529,299
*Investment contracts— The Lincoln National Life Insurance Company (Guaranteed Fund)	4.50% interest rate	*	*	15,955,401
Participant loans	Various loans at interest rates
	varying from 5.25% to 10.75%.		—	4,218,026

				$157,855,959

*       Indicates party-in-interest to the Plan.

**     Indicates a participant-directed fund. The cost disclosure is not required.